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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Dick's Sporting Goods, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 5, 2013

To Our Stockholders:

        The 2013 annual meeting of stockholders of Dick's Sporting Goods, Inc., a Delaware corporation (the "Company"), will be held at the Hyatt Regency, 1111 Airport Boulevard, Pittsburgh, PA 15231, (724) 899-1234, on June 5, 2013, beginning at 1:30 p.m. local time. At the meeting, holders of the Company's issued and outstanding common stock (NYSE: DKS) and Class B common stock will act on the following matters:

    (1)
    Election of two (2) Class B Directors, each for terms that expire in 2016;

    (2)
    Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2013;

    (3)
    Non-binding advisory vote to approve compensation of named executive officers, as disclosed in these materials; and

    (4)
    Any other matters that properly come before the meeting.

        All holders of record of shares of the Company's common stock and Class B common stock at the close of business on April 9, 2013 are entitled to vote at the meeting and any postponements or adjournments of the meeting.

        A list of stockholders entitled to vote at the meeting may be examined by any stockholder, for any purpose germane to the meeting, at 345 Court Street, Coraopolis, PA 15108 beginning on May 26, 2013. To assure your representation at the 2013 annual meeting of stockholders, you are urged to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer.

By order of the Board of Directors,

Edward W. Stack Chairman of the Board

April 19, 2013
Coraopolis, PA

i

345 Court Street
Coraopolis, PA 15108

PROXY STATEMENT

        This proxy statement contains information related to the 2013 annual meeting of stockholders of Dick's Sporting Goods, Inc., a Delaware corporation (the "Company"), to be held at the Hyatt Regency, 1111 Airport Boulevard, Pittsburgh, PA 15231, (724) 899-1234, on June 5, 2013, beginning at 1:30 p.m. local time, and at any postponements and/or adjournments thereof.

        In accordance with Securities and Exchange Commission ("SEC") rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials other than as described below. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy over the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, including our Annual Report, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

        It is anticipated that the Notice of Internet Availability of Proxy Materials is first being sent to stockholders, and this proxy statement and the form of proxy relating to our 2013 annual meeting are first being made available to stockholders, on or about April 19, 2013. In accordance with SEC rules, the website http://www.allianceproxy.com/dcsg/2013 provides complete anonymity with respect to a stockholder accessing the website.

ABOUT THE MEETING

What is the purpose of the annual meeting?

        At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders on the cover page of this proxy statement, including (i) the election of two (2) Class B Directors each for terms that expire in 2016, (ii) the ratification of the appointment of our independent registered public accounting firm for fiscal 2013, (iii) a non-binding advisory vote to approve compensation of our named executive officers, as disclosed in these materials and (iv) any other matter to properly come before the meeting.

Who is entitled to vote at the annual meeting?

        Only stockholders of record at the close of business on April 9, 2013, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting or any postponements or adjournments of the annual meeting.

 What are the voting rights of the holders of Dick's Sporting Goods, Inc. common stock and Class B common stock?

        Holders of our common stock and Class B common stock have identical rights, except that holders of our common stock are entitled to one (1) vote for each share held of record and holders of our Class B common stock are entitled to ten (10) votes for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights. Holders of our common stock and Class B common stock vote together as a single class on all matters presented to the stockholders for their vote or approval, except as may otherwise be required by Delaware law.

Who can attend the annual meeting?

        Subject to space availability, all common stockholders and Class B common stockholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Since seating is limited, admission to the annual meeting will be on a first-come, first-served basis. Registration will begin at 1:00 p.m. local time. If you attend, please note that you may be asked to present valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting. Please also note that if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

        The presence at the annual meeting, in person or by proxy, of the holders of record of the issued and outstanding shares of capital stock representing a majority of the votes entitled to be cast at the meeting constitutes a quorum, permitting business to be conducted at the annual meeting. As of the record date, 100,089,398 shares of common stock (excluding treasury stock) representing the same number of votes and 24,900,870 shares of Class B common stock representing 249,008,700 votes were issued and outstanding. Thus, the presence in person or by proxy of the holders of common stock or Class B common stock or a combination thereof representing at least 174,549,050 votes will be required to establish a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the annual meeting to establish a quorum.

How do I vote?

        As set forth in the Notice of Internet Availability of Proxy Materials being mailed to stockholders, you may cast your vote online at www.allianceproxy.com/dcsg/2013. The Notice of Internet Availability of Proxy Materials also provides three ways in which you may request a paper copy of the proxy statement and accompanying proxy card: via the Internet (www.allianceproxy.com/dcsg/2013), telephone ((877) 777-2857) or email (requests@viewproxy.com). If you vote online or request, receive, complete and return the paper proxy card to the Company, it will be voted as you direct. Further, if you are a registered stockholder and attend the annual meeting, you may deliver your completed proxy card in person. If you hold your shares in "street name" through a broker or other nominee, follow the instructions on the Notice of Internet Availability of Proxy Materials provided by your broker.

Can I change or revoke my vote after I vote online or return my proxy card?

        Yes. Even after you have submitted your proxy online or via the mail, you may change or revoke your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the annual meeting in person and so request, although attendance at the annual meeting will not by itself revoke a previously granted proxy.

 What are the recommendations of the Board of Directors?

        Unless you give other instructions when you vote, the persons named as proxy holders will vote in accordance with the recommendations of the Company's Board of Directors (the "Board"), which are set forth following the description of each item to be acted upon in this proxy statement. In summary, the Board recommends a vote:

  •
  for election of the nominated slate of Class B Directors for terms that expire in 2016 (see Item 1);

  •
  for ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013 (see Item 2); and

  •
  for approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in these materials (see Item 3).

        With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

        Election of Directors.    The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

        Ratification of Independent Registered Public Accounting Firm.    The affirmative vote of a majority of the votes cast at the annual meeting is required for ratifying the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013.

        Non-binding Advisory Vote to Approve Compensation of Our Named Executive Officers.    The affirmative vote of a majority of the votes cast at the annual meeting is required for the approval of the compensation of our named executive officers. As an advisory vote, the proposal to approve the compensation of our named executive officers is non-binding on the Company; however, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions.

        For each of the matters to be voted on at the annual meeting, abstentions will be counted for purposes of determining whether there is a quorum, but will not be counted in determining the number of votes necessary for approval. If you hold your shares in "street name" through a broker or other nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to certain non-routine matters to be acted upon at the annual meeting, including the election of directors and the non-binding advisory vote to approve executive compensation. Thus, if you do not give your broker or nominee specific voting instructions, your shares will not be voted on these matters and will not be counted in determining the number of votes necessary for approval. However, shares that brokers and nominees are not otherwise authorized to vote will be counted in determining whether there is a quorum present at the annual meeting.

We are a controlled Company under the New York Stock Exchange rules.

        Because as of April 9, 2013, Edward W. Stack, our Chairman and Chief Executive Officer, controlled approximately 63.20% of the combined voting power of our common stock and Class B common stock, we are a "controlled company" under the Corporate Governance Standards of the New York Stock Exchange ("NYSE"). As a controlled company, we are not required to have a majority of independent directors or a compensation committee or nominating/corporate governance committee composed entirely of independent directors. However, as part of our commitment to maintaining a high standard of corporate governance, we have determined to voluntarily comply with the NYSE independence requirements. As discussed further below, our Board is comprised of a majority of independent directors and our Audit, Compensation and Governance and Nominating Committees are comprised entirely of independent directors.

STOCK OWNERSHIP

Who are the largest owners of the Company's stock?

        The following table contains information regarding the non-management beneficial owners of 5% or more of our outstanding common stock (including our Class B common stock as it is convertible into our common stock at any time) as of April 9, 2013.

        A person has beneficial ownership of shares if he or she has the power to vote or dispose of such shares. This power can be exclusive or shared, direct or indirect. In addition, a person is considered by SEC rules to beneficially own shares underlying options and convertible securities that are presently exercisable or convertible or will become exercisable or convertible within 60 days of the date that beneficial ownership is calculated.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Common Stock(1)	Percentage of Class B Common Stock(1)
Common Stock	BAMCO Inc. Ronald Baron 767 Fifth Avenue, 49th Floor New York, NY 10153	8,281,454; shared power to vote and direct disposition(2)	8.48%	—
Common Stock	BlackRock Inc. 40 East 52nd Street New York, NY 10022	6,198,139; sole power to vote and direct disposition(3)	6.35%	—
Common Stock	Wells Fargo and Company 420 Montgomery Street San Francisco, CA 94104	5,542,936; shared and sole power to vote and direct disposition(4)	5.67%	—

(1)
Ownership information is as reported by the stockholder as of the date of its respective Schedule 13G filing.

(2)
Share ownership amounts are based on figures set forth in Amendment No. 8 to Schedule 13G, filed by Baron Capital Group, Inc., BAMCO Inc., Baron Capital Management, Inc., Baron Growth Fund and Ronald Baron on February 14, 2013. Of the shares beneficially owned, Ronald Baron has shared power to vote with respect to 7,611,454 shares and shared power to direct disposition with respect to 8,281,454 shares. BAMCO Inc. and Baron Capital Management, Inc. are subsidiaries of Baron Capital Group, Inc. Baron Growth Fund is an advisory client of BAMCO Inc. Ronald Baron owns a controlling interest in Baron Capital Group, Inc.

(3)
Share ownership amounts are based on figures set forth in a Schedule 13G filed by BlackRock Inc. on January 30, 2013. Of the shares beneficially owned, BlackRock Inc. has sole power to vote with respect to 6,198,139 shares and sole power to direct disposition with respect to 6,198,139 shares. BlackRock Inc. is a parent holding company for the following subsidiaries that own shares of our common stock: BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Life Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd. and BlackRock Investment Management (UK) Limited.

(4)
Share ownership amounts are based on figures set forth in Amendment No. 3 to Schedule 13G, filed by Wells Fargo and Company on March 29, 2013. Of the shares beneficially owned, Wells Fargo and Company has sole power to vote with respect to 33,089 shares, sole power to direct disposition with respect to 33,089 shares, shared power to vote with respect to 4,992,377 shares and shared power to direct disposition with respect to 5,485,650 shares. Wells Fargo and Company is a parent holding company for the following subsidiaries that own shares of our common stock: Peregrine Capital Management, Inc., Wells Capital Management Incorporated, Wells Fargo Bank, National Association, Wells Fargo Advisors, LLC, Wells Fargo Delaware Trust Company, National Association, Wells Fargo Investment Group, Inc., Wells Fargo Advisors Financial Network, LLC, Wells Fargo Funds Management, LLC.

How much stock do the Company's directors, nominees and executive officers own?

        The following table reflects the number of shares of our common stock and Class B common stock beneficially owned (unless otherwise indicated) by our directors, nominees for director, our executive officers named in the current "Summary Compensation Table" and all of our directors and executive officers (including those who are not "named executive officers") as a group. Except as otherwise indicated, all information is as of April 9, 2013.

        A person has beneficial ownership of shares if he or she has the power to vote or dispose of such shares. This power can be exclusive or shared, direct or indirect. In addition, a person is considered by SEC rules to beneficially own shares underlying options and convertible securities that are presently exercisable or convertible or that will become exercisable or convertible within 60 days of the date that beneficial ownership is calculated. The shares listed in the table below include shares of common stock issuable upon the exercise of stock options or other rights that are exercisable or convertible or that will become exercisable or convertible within 60 days of April 9, 2013. Except as otherwise noted, the beneficial owners listed have sole voting and/or investment power with respect to the shares shown.

        As of April 9, 2013, there were 100,089,398 shares of common stock outstanding (excluding treasury shares) and 24,900,870 shares of Class B common stock outstanding.

Shares Beneficially Owned
Percent
Number
Name of Beneficial Owner			Common Stock		Voting Power
	Common Stock	Class B		Class B
Named Executive Officers, Nominees and Directors
Edward W. Stack	2,188,722(1)	21,954,797(2)	2.20%	88.17%	63.20%
Timothy E. Kullman	66,786(3)	—	*	*	*
Joseph H. Schmidt	429,550(4)	—	*	*	*
John G. Duken	281,817(5)	—	*	*	*
Michele Willoughby	78,645(6)	—	*	*	*
Vincent C. Byrd	3,376(7)	—	*	*	*
Emanuel Chirico	121,339(8)	—	*	*	*
William J. Colombo	574,556(9)	51,786(10)	*	*	*
Jacqualyn A. Fouse	17,389(11)	—	*	*	*
Walter Rossi	158,939(12)	—	*	*	*
Lawrence J. Schorr	99,991(13)	—	*	*	*
Larry D. Stone	86,474(14)	—	*	*	*
Allen R. Weiss	9,639(15)	—	*	*	*
All Executive Officers and Directors as a group (17 persons)	4,444,384(16)	—	4.42%	88.38%	63.77%

*
Percentage of shares of common stock or Class B common stock beneficially owned does not exceed one percent (1%).

(1)
Includes 1,761,576 shares of common stock issuable upon exercise of options that are exercisable within 60 days of April 9, 2013, and 300,238 shares of restricted stock subject to vesting. Pursuant to a Memorandum of Understanding ("MOU") dated March 2, 2009, Mr. Stack's former spouse is entitled to receive the economic benefit of certain stock options exercisable for shares of our common stock (which as of April 9, 2013 totaled 497,000 shares, subject to equitable adjustment for any stock split, recapitalization or similar event), including the right to request the exercise of such stock options and the sale of the underlying stock in accordance with the Company's applicable policies, Section 16(b) limitations and the terms of the MOU. Mr. Stack maintains voting power with respect to any stock issued upon the exercise of these stock options until such stock is sold.

(2)
Mr. Stack has indirect ownership with respect to 7,945,207 shares of Class B common stock owned by four grantor retained annuity trusts, for which Mr. Stack retains sole voting and dispositive power as trustee. In addition, pursuant to the terms of the MOU, Mr. Stack's former spouse holds 3,998,584 shares of Class B common stock, which are included in the number of shares owned by Mr. Stack for purposes of this table, as he retains voting but not dispositive power with respect to such shares.

(3)
Includes 6,984 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 9, 2013 and 44,287 shares of restricted stock subject to vesting.

(4)
Includes 338,156 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 9, 2013 and 64,787 shares of restricted stock subject to vesting.

(5)
Includes 162,336 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 9, 2013 and 38,930 shares of restricted stock subject to vesting.

(6)
Includes 27,648 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 9, 2013 and 33,896 shares of restricted stock subject to vesting.

(7)
Includes 2,376 shares of restricted stock subject to vesting.

(8)
Includes 40,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 9, 2013 and 4,800 shares of restricted stock subject to vesting.

(9)
Includes 270,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 9, 2013 and 4,800 shares of restricted stock subject to vesting. Also includes 800 shares held by Mr. Colombo's minor children. Mr. Colombo disclaims beneficial ownership of the shares held by his children, and the inclusion of such shares should not be deemed an admission that Mr. Colombo is the beneficial owner for purposes of Section 16 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(10)
These shares of Class B common stock are held by trusts established by Denise M. Stack for the benefit of her children, for which Mr. Colombo serves as trustee. As trustee, Mr. Colombo has voting and dispositive power over the Class B common stock held in the trusts, as outlined in the irrevocable trust agreements governing the terms of the trusts.

(11)
Includes 10,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 9, 2013 and 4,800 shares of restricted stock subject to vesting.

(12)
Includes 100,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 9, 2013 and 4,800 shares of restricted stock subject to vesting.

(13)
Includes 60,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 9, 2013 and 4,800 shares of restricted stock subject to vesting.

(14)
Includes 60,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 9, 2013 and 4,800 shares of restricted stock subject to vesting.

(15)
Includes 5,000 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of April 9, 2013 and 3,884 shares of restricted stock subject to vesting.

(16)
Includes a total of 2,965,387 shares of common stock that are issuable upon the exercise of stock options within 60 days of April 9, 2013 and a total of 657,511 shares of restricted stock subject to vesting.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company's directors and executive officers are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of the Company's common stock with the SEC. Based upon a review of filings with the SEC and written representations from our directors and executive officers, we believe that all of our directors and executive officers complied during fiscal 2012 with the reporting requirements of Section 16(a) of the Exchange Act, with the exception of reporting for a transaction on March 15, 2012 that was reported on a Form 4 filed on March 21, 2012 by William J. Colombo and a transaction on February 15, 2012 that was reported on a Form 5 filed on February 19, 2013 by Lauren Hobart.

ITEM 1 — ELECTION OF DIRECTORS

        The Board is divided into three (3) classes, each containing as nearly as possible an equal number of directors. The current term of office of our Class B Directors expires at the 2013 annual meeting, while the term for our Class C Directors expires at the 2014 annual meeting and the term for our Class A Directors expires at the 2015 annual meeting. Upon recommendation by the Governance and Nominating Committee, the Board proposes that the following nominees, Emanuel Chirico and Allen R. Weiss, each a current Class B Director, be elected for new terms of three (3) years and until their successors are duly elected and qualified as Class B Directors. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. Walter Rossi, a current Class B Director, gave notice to the Board that he will be retiring and not standing for re-election to the Board. Mr. Rossi's term will end on June 5, 2013, at the annual meeting.

        The information set forth below includes, with respect to each nominee and each continuing director, his or her age, principal occupation and employment during the past five years, the year in which he or she first became a director of the Company, and other public company directorships held by such person during the last five years. In addition to the experience, qualifications, attributes and skills of each nominee and continuing director outlined below, which have led the Board to conclude that such person should serve as a member of the Board, our Board believes that each nominee and each continuing director has demonstrated broad-based business knowledge, outstanding achievement in his or her professional career, commitment to ethical and moral values, personal and professional integrity, sound business judgment and a commitment to corporate citizenship.

Directors Standing for Election

        The directors standing for election at the 2013 annual meeting are:

        Emanuel Chirico, 55.    Mr. Chirico has served on the Board since December 2003. Mr. Chirico was named Chairman of the Board of PVH Corp., a wholesale and retail apparel company listed on the NYSE, on June 19, 2007 and was named its Chief Executive Officer on February 27, 2006. Previously, Mr. Chirico had been President, Chief Operating Officer and a Director of PVH Corp. since 2005. Prior to that, Mr. Chirico had been Executive Vice President and Chief Financial Officer of PVH Corp. from 1999 until June 2005. From 1993 until 1999, Mr. Chirico was PVH Corp.'s Controller. Prior to that, he was a partner at Ernst & Young LLP (a public accounting firm).

        Qualifications.    Mr. Chirico brings an extensive knowledge of the retail industry to our Board along with a deep understanding of financial, operational and strategic domestic and international issues facing global wholesale and retail companies gained through his experience as Chairman and Chief Executive Officer of a major global apparel company. Mr. Chirico also contributes significant corporate finance, financial reporting and accounting expertise gained as a result of his experience with a large public accounting firm and in his role as Chief Financial Officer of PVH Corp. These skills, along with the leadership skills evidenced by his current position as Chairman and Chief Executive Officer at PVH Corp., have led the Board to conclude that he should continue to serve as a director of the Company.

        Allen R. Weiss, 58.    Mr. Weiss has served on the Board since November 2011. Mr. Weiss served as President of Worldwide Operations for the Walt Disney Parks and Resorts business of The Walt Disney Company, a global entertainment company listed on the NYSE, from 2005 until his retirement in 2011. Prior to that, Mr. Weiss served in a number of roles for The Walt Disney Company beginning in 1972, including most recently as President of Walt Disney World Resort, Executive Vice President of Walt Disney World Resort and Vice President of Resort Operations Support. Mr. Weiss also serves on the board or council of a number of community and civic organizations.

        Qualifications.    Mr. Weiss brings international leadership experience to our Board and extensive expertise in brand management, marketing, finance and strategic planning from overseeing the operations of a global corporation. These qualifications, along with the leadership skills that Mr. Weiss brings to our Board through his executive management experience with The Walt Disney Company, have led the Board to conclude that he should continue to serve as a director of the Company.

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PERSONS NOMINATED TO SERVE AS CLASS B DIRECTORS.

 Other Directors Not Standing for Election at this Meeting

        Our Class A and Class C directors who will continue to serve after the 2013 annual meeting are:

        Vincent C. Byrd, 58.    Mr. Byrd has served on the Board since 2013. Mr. Byrd currently serves as President and Chief Operating Officer of the J. M. Smucker Company, a manufacturer and marketer of branded food products listed on the NYSE, a position he has held since May 2011. Prior to that time, he served as President, U.S. Retail — Coffee of J. M. Smucker Company since August 2008, and Senior Vice President, Consumer Market, since February 2004. Mr. Byrd also serves as a director of J. M. Smucker and a director and the chair of the compensation committee of Myers Industries, Inc. (an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets listed on the NYSE). Mr. Byrd also served as a director of Spangler Candy Company, a private company that manufactures confectionery products, from 1998 to 2008.

        Qualifications.    Mr. Byrd is an active Fortune 500 executive who brings to the Board over 36 years of experience with strategic planning, acquisitions and integration, marketing and domestic and international operations. Mr. Byrd also brings financial expertise to the Board as a result of his background in finance and accounting. Additionally, through his years of service on the boards of both public and private companies in a variety of industries, Mr. Byrd is able to provide diverse and valuable corporate governance, financial, operational and strategic expertise to the Board. This expertise and experience has led the Board to conclude that he should continue to serve as a director of the Company. Mr. Byrd's current term in office as a Class A Director expires at the 2015 annual meeting.

        William J. Colombo, 57.    Mr. Colombo has served on the Board since 2002 and became our Vice Chairman of the Board in February 2008, after stepping down as President and Chief Operating Officer of the Company, a position he held since 2002. He also served from September 2010 until February 2011 as our interim Chief Marketing Officer. From 1998 to 2000, Mr. Colombo served as President of dsports.com LLC, our then internet commerce subsidiary. Mr. Colombo also served as our Chief Operating Officer and as an Executive Vice President from 1995 to 1998. Mr. Colombo joined us in 1988. From 1977 to 1988, he held various field and district positions with J.C. Penney Company, Inc. (a retailing company listed on the NYSE). He is also on the board of directors of Gibraltar Industries (a leading manufacturer, processor and distributor of products for the building and industrial markets listed on Nasdaq).

        Qualifications.    Mr. Colombo brings more than 30 years of retail experience and insight to the Board, including expertise in operations, marketing and strategy. This insight, combined with his more than 20 years of Company-specific experience, has led the Board to conclude that he should continue to serve as a director of the Company. Mr. Colombo's current term in office as a Class A Director expires at the 2015 annual meeting.

        Jacqualyn A. Fouse, 51.    Ms. Fouse has served on the Board since 2010. Ms. Fouse currently serves as Chief Financial Officer of Celgene Corporation, a global biopharmaceutical company listed on Nasdaq, a position she has held since 2010. She formerly served as Chief Financial Officer of Bunge Limited (a global agribusiness and food company listed on the NYSE) from 2007 to 2010. From 2006 to 2007, Ms. Fouse was the Senior Vice President, Chief Financial Officer and Corporate Strategy Officer at Alcon, Inc. (a global eye care company listed on the NYSE), and from 2002 she was Alcon's Senior Vice President and Chief Financial Officer. Previously, Ms. Fouse held a variety of senior finance positions at Alcon and its then majority owner Nestlé SA. Ms. Fouse also serves as a director and a member of the audit committee of Perrigo Company (a global healthcare supplier listed on Nasdaq).

        Qualifications.    Ms. Fouse adds significant financial reporting, management and strategy expertise as a result of her role as Chief Financial Officer at Celgene and her prior positions with other companies. Additionally, Ms. Fouse is able to provide diverse and valuable corporate governance, financial, operational and strategic expertise to the Board through her experience as a sitting board member of another public company. This expertise, together with the leadership skills evidenced by her executive position at Celgene and other companies, has led the Board to conclude that she should continue to serve as a director of the Company. Ms. Fouse's current term in office as a Class C Director expires at the 2014 annual meeting.

        Lawrence J. Schorr, 59.    Mr. Schorr has served on the Board since 1985. Mr. Schorr currently serves as Chief Executive Officer of Boltaron Performance Products, LLC, a privately owned plastics manufacturing company, a position he has held for the last five years. He previously served as President of RRT-Recycle America, a subsidiary of WMX Technologies, Inc. Prior to that he served in the same position for Resource Recycling Technologies, Inc. (a solid waste material management company listed on the American Stock Exchange). He has also served as a Partner and Managing Partner in the law firm of Levene, Gouldin and Thompson LLP.

        Qualifications.    In addition to Mr. Schorr's legal experience, he brings to the Board demonstrated leadership skills, both as the former managing partner of a law firm and through his current and past executive officer positions, as well as over 20 years of knowledge of the Company from his position as a member of the Board. These experiences and skills have led the Board to conclude that he should continue to serve as a director of the Company. Mr. Schorr's current term in office as a Class C Director expires at the 2014 annual meeting.

        Edward W. Stack, 58.    Mr. Stack has served as our Chairman and Chief Executive Officer since 1984 when the founder and Mr. Stack's father, Richard "Dick" Stack, retired from our then two store chain. Mr. Stack has served us full-time since 1977 in a variety of positions, including Store Manager and Merchandise Manager. Mr. Stack also served as President during fiscal year 2008.

        Qualifications.    As the most senior executive of the Company, Mr. Stack provides the Board with insight into the Company's business operations, opportunities and challenges. In addition, Mr. Stack's history with the Company, his extensive industry and retail experience and his expertise in corporate strategy, development and execution have led the Board to conclude that he should continue to serve as a director of the Company. Mr. Stack's current term in office as a Class C Director expires at the 2014 annual meeting.

        Larry D. Stone, 61.    Mr. Stone has served on the Board since 2007. Mr. Stone served as President and Chief Operating Officer of Lowe's Companies Inc., a home improvement retailer listed on the NYSE, from December 2006 until his retirement in June 2011, and before that as Senior Executive Vice President Merchandising/Marketing of Lowe's Companies Inc. since 2005. Mr. Stone served as Senior Executive Vice President Store Operations for Lowe's Companies from 2003 to 2005, and as Executive Vice President, Store Operations from 2001 to 2003.

        Qualifications.    Mr. Stone's considerable retail experience gained through his positions at Lowe's Companies Inc., combined with the leadership skills developed as its President and Chief Operating Officer and his expertise in real estate, store operations, eCommerce, brand management, marketing and strategic finance, have led the Board to conclude that he should continue to serve as a director of the Company. Mr. Stone's current term in office as a Class A Director expires at the 2015 annual meeting.

        Our Class B director who will be retiring after the annual meeting is:

        Walter Rossi, 70.    Mr. Rossi has served on the Board since 1993. Mr. Rossi formerly served as Chief Executive Officer of Naartjie Custom Kids, Inc. (a children's apparel retailer), Chief Executive Officer of Home Express (a retailer of home furnishings), Chairman of the Retail Group at PVH Corp. (a wholesale and retail apparel company listed on the NYSE), Chairman and Chief Executive Officer of Mervyn's (a department store chain) and a director for Guitar Center (a retailer of musical instruments formerly listed on Nasdaq).

        Qualifications.    Mr. Rossi brought extensive retail experience and insight to our Board and contributed demonstrated leadership and strategic planning experience gained through his service as Chairman and Chief Executive Office of multiple retail companies. These skills, combined with his more than 15 years of service on the Board, provided him with unique insight into the Company's growth and strategy. The Board thanks Mr. Rossi for his services on the Board.

How are our directors compensated?

Director Compensation — 2012

Name(1) (a)	Fees Earned or Paid in Cash ($)(2) (b)	Stock Awards ($)(3) (c)	Option Awards ($)(4) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Non- qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Vincent C. Byrd(5)	—	—	$370,618	—	—	—	$370,618
Emanuel Chirico	$84,750	$109,982	—	—	—	—	$194,732
William J. Colombo	$57,500	$109,982	—	—	—	—	$167,482
Jacqualyn A. Fouse	$67,250	$109,982	—	—	—	—	$177,232
Walter Rossi	$67,250	$109,982	—	—	—	—	$177,232
Lawrence J. Schorr	$92,750	$109,982	—	—	—	—	$202,732
Larry D. Stone	$87,500	$109,982	—	—	—	—	$197,482
Allen R. Weiss	$77,750	$109,982	—	—	—	—	$187,732

(1)
Edward W. Stack, a member of the Board, also serves as the Company's Chief Executive Officer, and as such did not receive any compensation in fiscal 2012 in connection with his service on the Board. Mr. Stack's 2012 compensation is reported in the "Summary Compensation Table" and the other tables set forth in this proxy statement.

(2)
Amounts reflect fees actually paid in fiscal 2012. Directors are paid on a calendar year basis, and amounts do not include fees earned, but not yet paid, for meetings held in January 2013.

(3)
The values set forth in this column represent the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, Compensation — Stock Compensation (excluding the effect of forfeitures), of the restricted stock award granted to each director on April 3, 2012. The grant date fair value of such awards was computed based on the closing price of the Company's common stock on April 3, 2012, which was $48.60 per share. The aggregate number of shares of unvested restricted stock outstanding as of February 2, 2013 was 5,430 for all directors other than Ms. Fouse, who owned 4,096 shares of unvested restricted stock, Mr. Weiss, who owned 2,263 shares of unvested restricted stock and Mr. Byrd, who owned no shares of restricted stock, as of February 2, 2013.

(4)
The values set forth in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation (excluding the effect of forfeitures), of the stock option award granted to Mr. Byrd in connection with his election to the Board on January 2, 2013. A discussion of the relevant assumptions made in the valuation of this award may be found in Note 10 ("Stock Based Compensation and Employee Stock Plans") of the footnotes to the Company's consolidated financial statements, in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2013. The grant date fair value of this option award was calculated at $18.5309 per share. The aggregate number of shares underlying unexercised stock option awards outstanding as of February 2, 2013 for each director is: Vincent C. Byrd, 20,000; Emanuel Chirico, 40,000; William J. Colombo, 270,000; Jacqualyn A. Fouse, 20,000; Walter Rossi, 100,000; Lawrence J. Schorr, 100,000; Larry D. Stone, 60,000; and Allen R. Weiss, 20,000.

(5)
Mr. Byrd joined the Board in January 2013.

Understanding Our Director Compensation Table

        Non-employee directors are compensated by means of an annual cash retainer of $20,000, plus $7,500 per Board meeting they attend ($3,750 for teleconferences), plus a $15,000 annual cash retainer for each committee chair position they hold ($25,000 for the Audit Committee chair). Each committee member, including the chair, also receives a per committee meeting fee of $1,500 for each meeting they attend ($750 for teleconferences). There are generally five (5) Board meetings per year. Members of the Board are also reimbursed for expenses incurred by them in connection with attending any meeting.

        Each director receives an initial option grant exercisable for 20,000 shares of common stock upon joining the Board. The stock options vest in equal amounts annually over four (4) years following the grant date, and have a seven (7) year maximum term. In addition, each director receives an annual grant of restricted stock, which vests in equal amounts annually over three (3) years following the grant date. The Compensation Committee retains the discretion to make annual stock option awards in lieu of the annual restricted stock awards, as it deems appropriate.

How often did the Board meet during fiscal 2012?

        During fiscal 2012, the Board met seven (7) times. Each director attended at least 75% of the aggregate of all Board and applicable committee meetings during fiscal 2012 for the period in which they served as director, either in person or via teleconference.

 What committees has the Board established and how often did they meet during fiscal 2012?

        During fiscal 2012, the Board had standing Audit, Compensation and Governance and Nominating Committees. The members of each committee, the principal functions of each committee and the number of meetings held in fiscal 2012 are shown below.

Name of Committee and Members	Primary Committee Functions	Number of Meetings
Audit:
Emanuel Chirico, Chair until March 2013 Walter Rossi Jacqualyn A. Fouse, Chair beginning March 2013

•

Oversees the integrity of the audit process, financial reporting and internal accounting controls of the Company

•

Oversees the work of the Company's financial management, the Company's internal auditors and any registered public accounting firm employed by the Company

•

Oversees management's development of, and adherence to, a sound system of internal accounting and financial controls

•

Oversees that internal auditors and outside auditors objectively assess the Company's financial reporting, accounting practices and internal controls

•

Provides an open avenue of communication between the Company's outside auditors, internal auditors and the Board

•

Oversees management's development of, and adherence to, guidelines and procedures for risk and compliance management

		11
Compensation:
Larry D. Stone, Chair Vincent C. Byrd Lawrence J. Schorr Allen R. Weiss	• Discharges the Board's responsibilities relating to compensation of the officers and directors of the Company • Recommends an overall executive compensation design for the Company • Establishes the terms and conditions of all equity awards • Monitors and serves as administrator of our stock and incentive plan	4
Governance and Nominating:
Lawrence J. Schorr, Chair Larry D. Stone Allen R. Weiss	• Provides oversight and guidance to the Board to ensure that the membership, structure, policies and processes of the Board and its committees facilitate the effective exercise of the Board's role in our corporate governance • Reviews and evaluates policies and practices with respect to the size, composition and functioning of the Board • Evaluates the qualifications of and recommends to the full Board candidates for election as directors • Reviews and recommends to the full Board the compensation and benefits for the Company's non-employee directors	4

        The Audit Committee — Our Audit Committee was established in accordance with Section 3(a)(58)A of the Exchange Act and our Audit Committee charter is available on the Investor Relations portion of our website (www.dickssportinggoods.com/investors). Mr. Chirico and Ms. Fouse are both qualified as audit committee financial experts within the meaning of SEC regulations, and the Board has determined that they both have accounting and financial management expertise within the meaning of the listing standards of the NYSE. The Board has determined that all members of the Audit Committee are independent within the meaning of SEC regulations relating to audit committee independence, the listing standards of the NYSE and the Company's Corporate Governance Guidelines. Mr. Rossi will be retiring and his term as a director will end at the annual meeting. Ms. Fouse became the chairperson of the Audit Committee in March 2013.

        The Compensation Committee — Our Compensation Committee charter is available on the Investor Relations portion of our website (www.dickssportinggoods.com/investors). Because the Company is a "controlled company" under the NYSE's Corporate Governance Standards, we are not currently required to have an independent compensation committee. However, the Board has determined that Messrs. Byrd, Stone, Schorr and Weiss each qualify as independent under the current standards applicable to non-controlled companies under the NYSE's Corporate Governance Standards.

        The Compensation Committee reviews compensation recommendations provided by the Chairman and Chief Executive Officer with the Chairman and Chief Executive Officer and our SVP – Human Resources and is ultimately responsible for reviewing and approving all components of executive compensation, other than the Chief Executive Officer's compensation (as discussed in "Compensation Discussion and Analysis" on page 22 of this proxy statement).

        The Compensation Committee is the administrator of the Company's stock and incentive compensation plans. The Compensation Committee approves all annual grants of equity and performance-based awards under the Company's stock and incentive compensation plans. The Compensation Committee has the authority under its charter to delegate certain of its duties, responsibilities and function, and has delegated its authority to grant awards under the Company's stock and incentive compensation plans to non-executive officers in certain circumstances, such as new hires and promotions, to a subcommittee consisting of our Chairman and Chief Executive Officer, with recommendations from the Chief Financial Officer and Senior Vice President – Human Resources, in compliance with the applicable authorizing resolutions and Delaware law.

        The Compensation Committee has the discretion under its charter to retain (and terminate) any compensation consulting firm deemed by the Compensation Committee to be independent under the NYSE Corporate Governance Standards, at the Company's expense, for the purpose of assisting in the evaluation of director, executive officer or Chief Executive Officer compensation, including the authority to approve fee and retention terms. The Compensation Committee also has the authority to engage independent legal, accounting or other advisors, at the Company's expense, as it deems necessary or appropriate.

        For more information on the responsibilities and activities of the Compensation Committee, including the committee's processes for determining executive compensation, see "Compensation Committee Report," on page 22, "The Compensation Decision-Making Process" on page 27, and the Compensation Committee's charter.

        The Governance and Nominating Committee — Our Governance and Nominating Committee charter is available on the Investor Relations portion of our website (www.dickssportinggoods.com/investors). On March 12, 2013, the Governance and Nominating Committee recommended to the Board of Directors (with Mr. Weiss abstaining as to himself) that Messrs. Chirico, Rossi and Weiss stand for re-election as Class B Directors at the Company's 2013 annual meeting of stockholders. On March 13, 2013, Mr. Rossi gave notice that he will be retiring and not standing for re-election at the annual meeting. Because the Company is a "controlled company" under the NYSE's Corporate Governance Standards, we are not required to have an independent nominating committee. However, the Board has determined that Messrs. Schorr, Stone and Weiss each qualify as independent under the current standards applicable to non-controlled companies under the NYSE's Corporate Governance Standards.

        On March 13, 2013, the Board appointed Mr. Schorr to act as the Board's presiding non-management director for a one-year term (until the proxy statement with respect to the 2014 annual meeting of stockholders is filed or until his successor is duly appointed and qualified).

How is our Board leadership structured?

        The roles of Chairman of the Board and Chief Executive Officer of the Company are currently held by the same person, Edward W. Stack. In addition to serving in those roles, Mr. Stack holds a majority of the voting power of our capital stock, and has been operating the Company since 1984. The Board believes that Mr. Stack's service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its stockholders. Mr. Stack possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business and is thus best positioned to develop agendas that ensure the Board's time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability, and enhances the Company's ability to communicate its message and strategy clearly and consistently to the Company's stockholders, employees, customers and vendors, particularly during times of turbulent economic and industry conditions. Each of the directors other than Messrs. Stack and Colombo is independent, and the Board believes that the independent directors provide effective oversight of management. To further strengthen the governance structure, the Company also maintains a presiding non-employee director position, currently held by Mr. Schorr. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors conduct regular executive sessions. Mr. Schorr provides leadership and direction to the Company's independent directors, and presides over executive sessions of the Board. The Board also performs annual performance evaluations of itself, its committees and our Chairman and Chief Executive Officer.

        The Board believes that our current structure is particularly favorable to the Company due to the unique qualities and attributes possessed by Mr. Stack. In the event that he should no longer be able to serve as Chairman and Chief Executive Officer of the Company, other leadership models, such as a separate independent chairman of the Board, may be appropriate. As such, one responsibility of the Board is to take all necessary steps to ensure that an effective succession process exists to provide continuity of leadership over the long term, both in the position of Chief Executive Officer and Chairman of the Board, as well as other management positions in the Company.

        The Company has developed, through discussions of the Board, a succession process for the position of Chief Executive Officer, both as a long-term measure as well as in an emergency situation. The Board, along with management, also conducts annual reviews and discussions as it relates to the identification of successors in all key executive positions. This process ensures continuity of leadership over the long term, and it forms the basis for which we determine future managerial hiring decisions. Our succession planning is a key factor in managing the long-term planning and investment lead times of our business.

What is the Board's role in the oversight of risk management?

        The Board as a whole has responsibility for risk management oversight, although certain categories of risk may be allocated to a particular committee of the Board for review based on its areas of expertise. The committee will then report to the full Board as needed. For example, the Compensation Committee evaluates risk as it relates to the structure of the Company's compensation practices and philosophy, while the Audit Committee evaluates overall enterprise risk and compliance. Company management is charged with the tasks of: adequately identifying material risks that the Company faces in a timely manner; implementing management strategies that are responsive to the Company's risk profile and specific material risk exposures; evaluating risk and risk management with respect to business decision-making throughout the Company; and efficiently and promptly transmitting relevant risk-related information to the Board or appropriate committee, so as to enable them to conduct appropriate risk management oversight. The Company's Chief Risk and Compliance Officer reports to the Chief Financial Officer, has direct access to the Audit Committee and provides updates to the Audit Committee on at least a quarterly basis. The primary areas for which the Board and its committees provide risk management oversight include competitive, economic, operational, financial (accounting, credit, liquidity and tax), legal, regulatory and reputational risks.

How does the Board select its nominees for director?

        The Governance and Nominating Committee considers candidates for Board membership suggested by its members, other Board members and management, and will, if warranted, utilize a third-party search firm to assist in finding prospective candidates. In addition, the Governance and Nominating Committee will consider director candidates referred by our stockholders, including for election at the 2014 annual meeting, if such nominees are submitted in accordance with the procedures set forth in "Additional Information — Advance Notice Procedures" on page 51 of this proxy statement.

        The Governance and Nominating Committee, at the direction of the Committee Chair, makes an initial determination as to whether to conduct a full evaluation of a prospective candidate. This initial determination is based on whatever information is provided to the Governance and Nominating Committee with the prospective candidate's recommendation, as well as the Governance and Nominating Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or to expand the size of the Board, and the likelihood that the prospective nominee will satisfy the evaluation factors described below. If the Governance and Nominating Committee determines, in consultation with other Board members as appropriate, that additional consideration is warranted, it may request that additional information be gathered about the prospective nominee's background and experience and a report be prepared, and may utilize a third-party search firm to assist in such a process. The Governance and Nominating Committee then would evaluate the prospective nominee against the standards and qualifications set out in the Company's Corporate Governance Guidelines, including independence, accountability, integrity, relevant areas of experience, sound judgment in areas relevant to the Company's businesses, diversity of experience and willingness to commit sufficient time to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time. The Company does not maintain a separate policy regarding the diversity of its Board members. However, the Governance and Nominating Committee Charter and our Corporate Governance Guidelines encourage the Governance and Nominating Committee and the Board to consider individuals with diverse and varied backgrounds and professional and other experiences. The Governance and Nominating Committee will also measure candidates against the criteria it believes appropriate for Board membership, including skills and attributes that reflect the values of the Company, which criteria are reviewed with the Board on an annual basis.

        The Governance and Nominating Committee will also consider such other factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. Depending on the needs of the Company at the time, the prospective nominees and such other factors as the Governance and Nominating Committee deems in its business judgment to be relevant, the Governance and Nominating Committee will take such other steps as are necessary to evaluate the prospective nominee, including, if warranted, one or more Governance and Nominating Committee or Board members interviewing the prospective nominee. After completing this evaluation and other steps of the process, the Governance and Nominating Committee would make a recommendation to the full Board as to the persons who should be nominated by the Board. The Board then determines the nominees after considering the recommendation and report of the Governance and Nominating Committee.

Does the Company have a Code of Ethics?

        Our Code of Business Conduct and Ethics applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Business Conduct and Ethics is available on the Investor Relations portion of our website (www.dickssportinggoods.com/investors) and is available in print to any Company stockholder who contacts the Company to request one. We intend to post on our website amendments to or waivers from our Code of Business Conduct and Ethics to the extent applicable to our Chief Executive Officer, principal financial officer or principal accounting officer or directors.

How do stockholders communicate with the Board?

        Stockholders and other parties interested in communicating directly with the Board, the presiding non-management director or the non-management directors as a group may do so by writing to the Board of Directors or presiding non-management director (as the case may be), c/o General Counsel, Dick's Sporting Goods, Inc., 345 Court Street, Coraopolis, PA 15108 or sending an e-mail to the Legal Department's attention at investors@dcsg.com. Under our process for handling letters received by the Company and addressed to the Board or non-management members of the Board, the Governance and Nominating Committee has instructed the General Counsel to (i) review any such correspondence, (ii) regularly forward to the Board a summary of all such correspondence addressed to the Board and (iii) regularly forward to the presiding non-management director copies of all such correspondence addressed to the presiding non-management director or the non-management directors as a group or that, in the opinion of the General Counsel, is intended for the presiding non-management director or the non-management directors as a group or that otherwise requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company's internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

How does the Board determine which directors are considered independent?

        On December 4, 2003, the Board adopted its Corporate Governance Guidelines, which meet the listing standards adopted by the NYSE for "controlled companies," and are available on the Investor Relations portion of our website (www.dickssportinggoods.com/investors). Pursuant to our Corporate Governance Guidelines, the Board undertook its annual review of existing director and director nominee independence on March 13, 2013. During this review, the Board considered transactions and relationships between each current director or nominee for director with the Company (either directly or as a partner, stockholder or officer of any organization that has a relationship with the Company), including the relationship between the Company and Warnaco Group Inc., one of our vendors, which was recently acquired by PVH Corp., for which Mr. Chirico serves as Chairman and Chief Executive Officer. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director or nominee for director is independent in accordance with independence requirements implemented by the NYSE.

        As a result of the annual review process, the Board affirmatively determined that Ms. Fouse and Messrs. Byrd, Rossi, Stone and Schorr are, and that Messrs. Chirico and Weiss if re-elected would continue to be, independent directors, in accordance with the standards set forth in our Corporate Governance Guidelines and in accordance with independence requirements implemented by the NYSE.

 What is our policy on annual meeting attendance?

        The Board's official policy with respect to attendance at the Company's annual meeting of stockholders by members of the Board is that the Board strongly encourages its members to attend the annual meeting of stockholders. The Company currently expects that most of its directors will attend the 2013 annual meeting. All of the then current members of the Board were in attendance at last year's annual meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee currently consists of Messrs. Byrd, Schorr, Stone and Weiss. None of Mr. Byrd, Mr. Schorr, Mr. Stone or Mr. Weiss has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on the Compensation Committee.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

        We lease two locations from Stack Associates, LLC, a New York limited liability company established by the estate of Richard "Dick" Stack, our founder and father of Edward W. Stack, one of which continues to operate as one of our stores. Our total monthly lease payments for the two locations is $20,000. We paid $240,000 under these leases in fiscal 2012. The amount paid per square foot under these leases is comparable to the amounts we agreed to pay to unaffiliated third parties for other new leases that were entered into around the same time period.

        Edward W. Stack had an option agreement in place with his brother Martin Stack, pursuant to which Martin Stack had the ability for a 36-month period beginning December 2, 2009, to exercise an option for 409,800 shares of our common stock owned by Edward W. Stack at 75% of the per share market price on the date of exercise. The option expired on December 2, 2012.

        On December 19, 2011, we entered into an Aircraft Charter Agreement with Corporate Air, LLC, an independent third-party aircraft management company ("Corporate Air"), pursuant to which we have the ability to charter for business use an aircraft owned by EWS II, LLC, an entity owned by Edward W. Stack. Corporate Air has a lease agreement with EWS II, LLC under which Corporate Air operates and maintains this aircraft, hires pilots and other staff for flight operations and also may act to charter this aircraft for use by third parties. During the term of the Charter Agreement, which ends on December 31, 2016, we have the right to use the aircraft on a flight available basis for 300 hours per year for travel purposes. Under the Charter Agreement, we pay Corporate Air (i) a rental fee of $200,000 per month for the first year, which will be adjusted on a yearly basis to provide an increase of not less than 3% nor more than 5% over the prior year, with the actual percentage increase based on year-over-year increases in the consumer price index, and (ii) an hourly charter rate of $3,000 per block hour of actual usage, which is subject to a fuel surcharge adjustment. In December 2012, the rental fee was increased to $206,000 per month, and the hourly charter rate was increased to $3,500 per month. During fiscal 2012, we paid Corporate Air $3,144,334 under the Charter Agreement. The Charter Agreement may be terminated under certain conditions as set forth in the Charter Agreement and terminates automatically if Corporate Air no longer has the right to operate the aircraft under its lease with EWS II, LLC.

        In December 2009, we entered into an assignment agreement with EWS, LLC, an entity owned by Edward W. Stack, and Gulfstream Aerospace Corporation ("Gulfstream"), pursuant to which we acquired purchase and outfitting rights to a Gulfstream aircraft, for which EWS, LLC had previously made payments. Upon assignment of the purchase agreement to us, EWS, LLC received reimbursement of all of its payments from Gulfstream. The Company made payments to Gulfstream of $48.4 million through the end of fiscal 2012 under the purchase agreement. All payments to Gulfstream under the purchase agreement are credited to the total purchase price of $60.3 million, which is payable in increments through

2013. If the Company does not take delivery of the aircraft as required under the purchase agreement, then $3.5 million of the purchase price is non-refundable.

        Kim Myers, the sister of our Chairman and Chief Executive Officer and a holder of our Class B common stock, is married to Tim Myers, who is employed by the Company in a director-level position. Mr. Myers was paid an aggregate salary and bonus of $177,729 for his services during fiscal 2012.

        The Audit Committee reviewed and approved or ratified the transactions set forth above that occurred prior to March of 2007 in accordance with the terms of its committee charter. Since March 2007, the Audit Committee's review and ratification, approval or disapproval of transactions required to be reported under Item 404 of the SEC's Regulation S-K have been conducted in accordance with the terms of the Company's Related Party Policy & Procedures, which covers our directors, director nominees, executive officers, and their immediate family members, and also may apply to outside third parties in which any of these persons owns more than 10% of the equity, serves as an officer or equivalent or, in the case of directors, director nominees or immediate family members, is employed. Such third party transactions are initially reviewed by our Legal Department to determine if they fall within the scope of our Related Party Policy & Procedures.

        Transactions (or series of related transactions) that would generally fall within the scope of our Related Party Policy & Procedures include those in which the amount involved exceeds $120,000 per year, other than compensation between a person covered by the policy and the Company (and its subsidiaries). Any new transaction and any material development to a previously approved transaction that falls within the scope of the policy is required to be reviewed and approved, ratified or disapproved by the Audit Committee. Any potential related party transactions that are not reviewed by the Audit Committee must be reviewed by the full Board or another committee thereof, in accordance with the terms of the Related Party Policy & Procedures. Information regarding potential related party transactions is obtained through self-reporting, as well as through submission of annual director and executive officer questionnaires.

REPORT OF THE AUDIT COMMITTEE

        The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

        The primary purpose of the Audit Committee is to act on behalf of the Board of Directors in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and audit functions of the Company, including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

        Management has primary responsibility for the Company's financial statements and reporting processes, including its internal controls and disclosure controls and procedures. The Company's independent registered public accounting firm, Deloitte & Touche LLP (sometimes referred to as D&T), is responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

        In fulfilling its oversight responsibilities for fiscal year 2012, the Audit Committee reviewed and discussed with both Company management and the Company's independent auditors all annual financial statements and quarterly operating results released in fiscal year 2012 prior to their issuance. During fiscal 2012, management reviewed significant accounting and disclosure issues with the Audit Committee and advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles. These reviews also included discussions with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended (AICPA, Professional Standards, Vol. 1. AV

Section 380) and as adopted by the Public Accounting Oversight Board in Rule 3200T, including the adoption of, or changes to, the Company's significant internal auditing and accounting principles and procedures as suggested by the outside auditors, internal audit and management and any management letters provided by the outside auditors and the response to those letters. The Audit Committee also received the written disclosures and letter from D&T, required by applicable requirements of the Public Company Accounting Oversight Board regarding D&T's communications with the Audit Committee concerning independence, and had discussions with D&T regarding its independence. The Audit Committee also received, reviewed and discussed with D&T the report required by section 10A(k) of the Exchange Act.

        Based on the reviews, discussions and disclosures referred to above, the undersigned Audit Committee members recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements for the fiscal year ended February 2, 2013 in the Company's Annual Report on Form 10-K for such fiscal year.

Members of the Audit Committee
Emanuel Chirico (Chairperson) Walter Rossi Jacqualyn A. Fouse

ITEM 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Deloitte & Touche LLP has served as our independent registered public accounting firm since the audit for the 11-month period ended January 30, 1999. For fiscal 2012, D&T rendered professional services in connection with the audit of our financial statements, including review of quarterly reports and other filings with the SEC, and also provided tax services. D&T is knowledgeable about our operations and accounting practices and well qualified to act as our independent registered public accounting firm, and the Audit Committee has selected D&T as such for fiscal 2013.

Audit and Non-Audit Fees and Independent Public Accountants

        The following table presents fees for professional audit services rendered by D&T for the audit of the Company's annual consolidated financial statements for fiscal years 2011 and 2012, and fees billed for other services rendered by D&T for fiscal years 2011 and 2012.

	Fiscal 2011	Fiscal 2012
Audit Fees	$936,981	$1,011,784
Audit-Related Fees	73,816	63,084
Tax Fees	401,762	335,202
All Other Fees	—	—

Total All Fees	$1,412,559	$1,410,070

        Audit Fees — Amounts presented include $184,000 and $192,400 of fees incurred in connection with review of Company compliance under the Sarbanes-Oxley Act in fiscal 2011 and 2012, respectively.

        Audit-Related Fees — Audit-related fees paid in fiscal 2011 and 2012 principally included fees relating to due diligence services related to mergers and acquisitions, audit of employee benefit plans and statutory audits of subsidiary locations.

        Tax Fees — Tax fees set forth for fiscal 2011 and 2012 were for tax-related services related primarily to tax consulting and tax planning.

        The Audit Committee pre-approves all auditing services and any non-audit services that the independent registered public accounting firm is permitted to render under Section 10A(h) of the Exchange Act. The Audit Committee may delegate the pre-approval to one of its members, provided that if such delegation is made, the full Audit Committee must be presented at its next regularly scheduled meeting with any pre-approval decision made by that member. The Audit Committee has pre-approved certain non-audit services for fiscal 2013 up to $25,000 per occurrence.

        Representatives of D&T will be present at the 2013 annual meeting of stockholders to respond to questions and to make statements as they desire.

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013.

EXECUTIVE COMPENSATION

Compensation Committee Report

        The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth below with the Company's management and, based upon such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

        The full text of the Compensation Committee's charter is available on the Investor Relations portion of our website (www.dickssportinggoods.com/investors).

Respectfully submitted,
Members of the Compensation Committee
Vincent C. Byrd Lawrence J. Schorr Larry D. Stone (Chairperson) Allen R. Weiss

Compensation Discussion and Analysis

Executive Summary

        Our compensation programs are designed to align executive rewards with shareholder value creation through a mix of compensation components that are predominantly performance-based or variable in nature, resulting in an overall program that effectively links pay to performance.

        The executive team delivered another successful year in 2012 and has positioned the Company for continuing growth. For fiscal 2012, the Company delivered the following operating results:

  •
  Reported consolidated net sales growth of 12%(1)

  •
  Reported comparable store sales growth of 4.3%(1)

  •
  Non-GAAP EPS of $2.53(2)

  •
  $306,972,000 delivered back to stockholders in the form of quarterly and special dividends

  (1)
  Fiscal 2012 was a 53 week fiscal year, compared to fiscal 2011, a 52 week fiscal year.
  (2)
  See Appendix A for Regulation G reconciliations of GAAP to non-GAAP measures.

        We have also delivered sustained revenue and earnings per share growth year-over-year. Our 1-, 3- and 5-year total shareholder return, in comparison to our compensation peer group, which is described further below, is as follows:

Total Shareholder Return

Peer Group	1 yr	3 yr	5 yr
25th Percentile	5.3%	15.1%	4.3%
50th Percentile	17.2%	34.1%	15.6%
75th Percentile	29.8%	38.7%	27.8%
Dick's Sporting Goods	22.4%	31.7%	9.2%
Dick's Sporting Goods Percentile Ranking	58.5%	48.5%	28.6%

            Source: Equilar; based on stock price and dividend value as of February 2, 2013.

        Based on these strong performance results, we believe that the compensation of our named executive officers is appropriate and competitive with our compensation peer group.

        In January 2013, the Compensation Committee approved Stock Ownership Guidelines for our directors and executive officers. We believe the guidelines further reinforce director and executive alignment with the interests of our stockholders. The requirements are detailed on page 36 of this proxy statement and require a minimum level of share ownership expressed as a multiple of base salary for executive officers and as a fixed value for directors.

        In March 2010, we adopted a 3-year performance-based long-term incentive program (the "2010 LTIP"). The 3-year performance period concluded at the end of fiscal 2012. The Compensation Committee has certified the performance results of the 2010 LTIP and determined that 75% of the shares granted vested as of April 5, 2013. The performance metrics and corresponding performance targets for the 2010 LTIP can be found on pages 34-35 of this proxy statement. The Company believes that the 2010 LTIP provided additional focus and incented our executive team to drive Company performance toward the achievement of the pre-defined performance targets.

        Due to the success of the 2010 LTIP, in March 2013 the Company introduced a five-year long-term incentive program (the "2013 LTIP") to further incent our executive team to drive Company performance toward the achievement of our five-year strategic plan. The 2013 LTIP is a five-year plan that provides for a grant of performance-based restricted stock that will vest based on the achievement of certain pre-established financial performance metrics at the end of the performance period, with an opportunity for earlier vesting if the pre-established target metrics are achieved at the end of any fiscal year within the performance period. The performance metrics for the 2013 LTIP consist of total revenue and operating margin goals.

        In the following pages we discuss how our Chief Executive Officer, Chief Financial Officer and other three (3) highest paid executive officers for fiscal 2012 (our "named executive officers" or "NEOs") were compensated in fiscal 2012, and describe how their compensation fits within our executive compensation philosophy.

Overview

        The Company's compensation objectives and philosophy are grounded in our overall mission — which is to be recognized by our customers as the #1 sports and fitness specialty omni-channel retailer that serves and inspires athletes and outdoor enthusiasts to achieve their personal best through the relentless improvement of everything we do. To achieve that goal, we believe we need to continue to grow our business in a disciplined way. We have designed our executive compensation program to support our disciplined growth, by basing executive compensation on a combination of both short and long-term awards that reward the achievement of specific performance metrics that we feel measure and reward sustainable improvement, but also continue to support our current risk management strategy.

        Our incentive-based programs include both short-term and longer-term performance incentive awards that measure the Company's performance from a financial, operational and strategic perspective, across several performance metrics. For example, as discussed further below, our 2012 short-term incentive program and our 2010 LTIP included performance metrics based on earnings, same store sales increase, margin improvements, inventory turn and new store productivity.

        Our time-vested equity program provides for the balanced issuance of both stock options that vest on a four-year graded basis and restricted stock that cliff vests after three years. The inclusion of restricted stock and stock options shifts the emphasis from short-term to longer-term results and decisions and helps to maintain a strong focus on long-term improvement.

        The combination of our performance-based programs and our time-vested equity program creates an overall compensation program design that rewards the achievement of financial, operational and strategic goals over one-, three- and four-year measurement periods. The Compensation Committee believes that this overall compensation program design creates balanced incentives for our named executive officers that encourages and incents them to grow the Company in a disciplined, focused manner with a view towards long-term success. Accordingly, we believe using both short-term and long-term measurement periods mitigates the risk of seeking short-term gain at the expense of long-term success. Overall, the compensation program design is intended to attract and retain executive leaders who are results oriented, financially astute and focused on continuous performance improvement.

Pay Mix Allocation

        A considerable portion of compensation for our named executive officers is considered to be "pay-at-risk" based on the relative proportion of fixed compensation to equity and performance-based compensation. This helps us ensure that our executive compensation program is fundamentally aligned with the Company's performance. The chart below illustrates how base salary, short-term incentive awards and long-term incentive awards, comprised of stock options and restricted stock, were allocated in fiscal 2012.

Note:	Awards pursuant to our 2010 LTIP are not shown because no performance stock awards were made pursuant to the 2010 LTIP in fiscal 2012. Also, the one-time retention bonus awarded to Mr. Kullman in connection with his retirement is not shown.

        The chart below sets forth the purpose of each compensation component.

Pay Component	Purpose
Base Salary	Compensate relative to individual skills, experience, technical and functional knowledge, and Company contributions
Short-term Incentive Program
One-year program designed to encourage achievement of above-target financial metrics, focus efforts on continuous short-term improvement, and align cross-functional objectives through the use of commonly utilized Company-wide financial metrics (e.g., earnings) and Company-specific performance metrics (e.g., Strategic Initiatives)
Long-term Equity Incentives
Drive behaviors that lead to long-term growth and financial success, ensure balance between short- and long-term performance focus, align executive and stockholder interests, retain key executive talent, and provide executive ownership opportunities, with awards vesting over three- and four- year periods
Retirement Benefits	Provide tax-deferred retirement savings opportunities and financial protection

Compensation Governance

        We strive to align the Company's executive compensation program with the interests of the Company and its stockholders, and we implement strong corporate governance in our executive compensation program to achieve this result. The chart below highlights certain pay practices that we utilize and those that we avoid, so as to institute discipline in our executive compensation program.

Pay Practices We Utilize

EBT Gate	Minimum Earnings Before Tax ("EBT") must be achieved before any performance-based incentives are paid to named executive officers. This ensures that minimum stockholder value is generated before performance-based incentive compensation is paid to our named executive officers. See pages 30 and 34 for further information.
Multiple Performance Targets
Our short-term and certain of our long-term performance-based programs are based on five different performance metrics that cover not only top-line revenue growth, but also disciplined growth of our store base, new store productivity, gross margins and improvement of our inventory turn. See pages 29-32 and 34-35 for further information.
Stock Ownership Guidelines
We have adopted stock ownership guidelines to ensure that our executive officers and directors are invested in the Company alongside our stockholders, as further detailed on page 36 of this proxy statement.

Short Selling and Anti-Hedging Policy	Our executive officers and directors are strictly prohibited from engaging in short selling and put, call, or other derivative transactions in our common stock. Furthermore, our executive officers and directors are strongly discouraged from engaging in hedging and other monetization transactions, and are required to seek approval from the General Counsel before engaging in such transactions.
Modest Perquisites
We only provide modest perquisites. Executive officers and directors are required to reimburse the Company for personal use of the Company's aircraft. See our "Summary Compensation Table" on page 38 for further information.

Pay Practices We Avoid

No Employment Contracts	The Company has not entered into employment contracts with any of its executive officers.
No Change in Control Agreements
The Company has not entered into any change in control agreements with any of its executive officers. The Company pays very limited severance in connection with non-competition agreements entered into with a broad base of employees, including our executive officers. See pages 45-46 and 48-49 for further information.
No Tax Gross Ups
With the exception of limited tax reimbursement for our Chairman and Chief Executive Officer, we typically do not provide tax gross ups or tax reimbursements to our named executive officers other than in connection with relocation.
No Accelerated Vesting	Our equity compensation plans do not provide for automatic acceleration of vesting of awards in the event of a change-in-control. See pages 45-46 and 48-49 for further information.

        In addition to introducing discipline in our executive compensation program, we believe these pay practices create an overall compensation program that is designed to motivate and reward our employees and executive officers for their performance on a short-term and long-term basis and for taking appropriate business risks. These pay practices mitigate excessive or unnecessary risk taking, and the level of risk taking that they do encourage is not reasonably likely to have a material adverse effect on the Company.

Say-On-Pay Vote Results

        We held an advisory vote at the 2012 annual meeting of stockholders asking our stockholders to approve, on a non-binding advisory basis, the compensation paid to our named executive officers. The Compensation Committee has determined that the Company should hold this vote every year. The Company received over 95% approval of the compensation paid to our named executive officers with respect to fiscal 2011. Because the Company is a "controlled company" in which our Chairman and Chief Executive Officer controls approximately 63.20% of the combined voting power of our common stock and our Class B Common Stock, the Compensation Committee also reviewed the voting results from the Company's unaffiliated holders of the Company's common stock. The Company received over 95% approval from unaffiliated holders of the Company's common stock. The Compensation Committee viewed this vote as supportive of the Company's overall executive compensation design as one that pays for performance. Given the positive response, the Compensation Committee determined not to make any material design changes to its executive compensation program for fiscal 2012 from fiscal 2011.

The Compensation Decision-Making Process

        Compensation of the Executive Officers, other than the Chief Executive Officer — The participants in the compensation decision-making process for named executive officers, other than the Chief Executive Officer, consist of our Chairman and Chief Executive Officer, our SVP – Human Resources and the Compensation Committee. Our Chairman and Chief Executive Officer controls approximately 63.20% of the combined voting power of our common stock and Class B common stock. He has been operating the Company since 1984, and has led the Company through its sustained growth for over 25 years. He also plays a substantial role in the development of our executive compensation program and the determination of compensation for our executive officers. Our SVP – Human Resources works with our Chairman and Chief Executive Officer to develop recommendations on all components of an executive officer's compensation, including recommending levels and performance targets for short-term and long-term incentive awards and discretionary matching contributions to the Company's retirement programs. Recommendations are based on the Company's historical performance, the Company's financial, operational and strategic goals, benchmarking information provided by management's compensation consultant, the Company's talent needs, and individual performance. Our Chairman and Chief Executive Officer makes final determinations on whether new and/or revised compensation programs will be presented to the Compensation Committee.

        The Compensation Committee reviews the Chairman and Chief Executive Officer's recommendations with him and our SVP – Human Resources. The Compensation Committee is ultimately responsible for reviewing and approving all components of executive compensation, other than the Chief Executive Officer's compensation (discussed further below), as well as approving performance targets for our short-term and long-term incentive programs and determining whether performance targets have been met. The Compensation Committee also reviews all new and/or revised executive compensation programs. The Compensation Committee has delegated certain non-executive compensation matters to a subcommittee consisting of members of management. The subcommittee does not have authority to make determinations with respect to executive compensation.

        Compensation of the Chief Executive Officer — The participants in the compensation decision-making process for the Chief Executive Officer consists of our SVP – Human Resources, the Compensation Committee and the Board. Our SVP – Human Resources works with management's compensation consultant to develop and review benchmarking information. Based on this benchmarking information, along with minimal input from our Chairman and Chief Executive Officer, she recommends compensation for the Chief Executive Officer to the Compensation Committee. The Compensation Committees reviews the Company's performance against performance targets for incentive compensation plans, the Company's overall financial performance and the Chief Executive Officer's overall performance. Based on such review, the Compensation Committee recommends to the Board the Chief Executive Officer's compensation, approves performance targets under our short-term and long-term incentive programs for the Chief Executive Officer and determines whether such performance targets have been met. Base salary, the amounts of short-term incentive, long-term incentive, other equity awards and all other components of the Chief Executive Officer's compensation are reviewed by the Compensation Committee, but are ultimately approved by the Board of Directors, excluding the Chief Executive Officer.

        Role of Management's Compensation Consultant — Management retains Hay Group, Inc., a nationally known consulting company with a strong emphasis in the retail sector ("Hay Group"), as its compensation consultant to provide market data, benchmarking research, survey information and peer group advice. Hay Group works directly with our human resources team, including our SVP – Human Resources. Hay Group also provides periodic market analysis and other non-executive compensation consulting services to Company management. Hay Group's benchmarking research for executive compensation is provided by management to the Compensation Committee. Hay Group does not meet with, or otherwise provide advice or consulting services to, our Compensation Committee.

        Benchmarking Executive Compensation — In general, the Compensation Committee has benchmarked base salary and time-vesting equity awards for named executive officers to retail market median, with a willingness to pay above market median for executives who have critical skills in key operational areas for the Company or for outstanding performance against key financial metrics. Company management has historically engaged Hay Group to review, analyze and make recommendations with respect to our named executive officer compensation, both as to individual components as well as the comprehensive package. Each fiscal 2012 pay component utilized by the Company was analyzed using the Hay Group 2011 Retail Industry Total Remuneration Report (referred to as the "Hay Retail Survey"), which includes 111 companies and provides data by job title (controlling for differences in responsibility and revenue).

        In 2012, management engaged Hay Group to conduct a review of the direct compensation components paid to our named executive officers against a benchmark retail group, with a focus on base pay, annual performance incentive pay and stock-based compensation. This benchmark retail group (referred to as the "Retail Peer Group") was selected, with the approval of the Compensation Committee, from publicly held specialty retailers, retailers with annual revenues between one-half and two times the Company's annual revenue, "medium" to "large" box retailers (i.e. average store size of 15,000 square feet or greater), retailers with comparable financial metrics (i.e., that consider both short and longer-term performance such as market capitalization, sales, return on invested capital and total shareholder return), and companies with which we compete for executive talent. The Retail Peer Group is reviewed periodically by the Compensation Committee and may change from time to time based on each component retailer's continued relevance to the Company's current or future business model, as well as the competitive environment for executive talent.

        The Retail Peer Group for fiscal 2012 compensation recommendations was comprised of the following companies:

• Abercrombie and Fitch Co.	• Advance Auto Parts, Inc.
• American Eagle Outfitters, Inc.	• AutoZone, Inc.
• Barnes and Noble, Inc.	• Bed Bath and Beyond Inc.
• Big Lots, Inc.	• Cabela's Incorporated
• Collective Brands, Inc.	• Dollar Tree Stores, Inc.
• Foot Locker, Inc.	• GameStop, Corp.
• Limited Brands, Inc.	• PetSmart, Inc.
• Ross Stores, Inc.	• Tractor Supply Company
• Williams-Sonoma, Inc.

Components of Compensation

        Total compensation includes base salary, short-term incentive awards, long-term equity incentive awards (stock options, time-vesting restricted stock awards, performance-based restricted stock awards), and additional employee benefits.

        Base Salary — Base salary is benchmarked by the Compensation Committee at the retail market median, with a willingness to pay up to the 75th percentile to help attract and retain executives who have critical skills in key operational areas for the Company and to retain executives who have delivered sustained superior performance for the Company. The Compensation Committee examines base salary in conjunction with data provided by the Hay Retail Survey and against the Retail Peer Group to help guide it in determining base salary increases. For fiscal 2012, the Compensation Committee considered the Company's overall performance against the retail industry generally, each named executive officer's individual performance and total pay position within the retail industry, as well as the proposed pay mix (including the actual performance incentive payout and long-term equity grant value) to determine 2012 base salaries. The base salaries paid to our named executive officers for fiscal 2010, 2011 and 2012 are set forth in the "Summary Compensation Table" located on page 38 of this proxy statement.

        The table set forth below shows the fiscal 2011 and fiscal 2012 base salary amounts paid to our named executive officers, and how those salaries rank as compared to the Hay Retail Survey and against the Retail Peer Group.

Position	2011 Base Salary(1)	Percentile Versus Hay Retail Survey	Percentile Versus Retail Peer Group	2012 Base Salary(1)	Percentile Versus Hay Retail Survey	Percentile Versus Retail Peer Group
Edward W. Stack	$1,000,000	50th	50th	$1,000,000	25th	25th
Timothy E. Kullman	$566,500	25th - 50th	50th - 75th	$600,000	50th	75th
Joseph H. Schmidt	$735,000	50th - 75th	50th	$800,000	75th	46th
John G. Duken	$375,000	NA	NA	$500,000	25th	NA
Michele Willoughby	$375,000	NA	NA	$412,500	75th	NA

(1)
Figures show base salary as set by the Compensation Committee, which is determined in March of each year and becomes effective in April of that year. Base salary shown in the "Summary Compensation Table" reflects actual salary paid to each named executive officer during the noted fiscal year, which represents salary paid at the prior year's base salary rate from the beginning of the noted fiscal year to the effective date of the base salary increase and salary paid at the increased base salary rate from the effective date to the end of the noted fiscal year.

        Short-Term Incentive Awards — The Company looks at a combination of earnings and strategic initiative goals to determine whether short-term incentive awards will be paid. The awards are paid annually in cash. Historically, payment under the Company's short-term incentive program for named executive officers had been based primarily on achievement of a pre-determined level of Consolidated Earnings Before Taxes ("EBT"), which is the Company's earnings before income taxes, adjusted for non-recurring items. In fiscal 2010, the Company modified its program to add four (4) additional metrics to the evaluation process in addition to the EBT target: same store sales growth percentage; gross margin basis point improvement; inventory turn improvement; and new store productivity basis point improvement (collectively, the "Strategic Goals"). The Strategic Goals were selected so as to further focus the efforts of our named executive officers on specific growth initiatives as well as to achieve sustained profitability for the Company. The introduction of the Strategic Goals was intended to integrate individual achievement and cross-functional cooperation for our named executive officers to create a holistic set of incentives. The Compensation Committee also considered the risk mitigation aspect provided by setting a multi-level focus on both financial and strategic metrics.

        The 2012 annual performance incentive components and targets were established by the Compensation Committee with a goal of building on the momentum gained from the Company's positive performance against our multiple financial and strategic initiatives in the prior year, and continuing the focus on and drive sustained profitable growth. The Compensation Committee recognizes the challenge of focusing on both sustained profitable growth, represented by EBT, and operational and strategic excellence, as envisioned by the Strategic Goals, and designed the 2012 annual performance incentive program to reward the achievement of both.

        The following table sets forth the specific threshold, target and maximum amount, as a percentage of base salary, payable to our named executive officers under the Company's fiscal 2012 annual performance incentive program:

	Potential Payment Amounts (as a Percentage of Base Salary)
Position	Threshold	Target	Maximum
Chairman & Chief Executive Officer	90%	200%	400%
Executive Vice President – Finance, Administration and Chief Financial Officer	60%	75%	150%
President and Chief Operating Officer	80%	100%	200%
Executive Vice President – Global Merchandising	60%	75%	150%
Senior Vice President – eCommerce	40%	50%	100%

        The determination of the annual performance incentive award is based on achievement of two separate components: (1) threshold, target or maximum EBT target and (2) the achievement of one, two, three or four of the Strategic Goals. The threshold level of EBT also acts as a "gating" criterion, such that if threshold EBT was not achieved, then no performance incentive amounts would be paid, regardless of any other targets achieved.

        The two components of the fiscal 2012 annual performance incentive program were weighted as follows: 80% toward EBT and 20% toward the Strategic Goals. Each component is considered separately to determine the amount of the performance incentive award to be paid with respect to that component. Each component is discussed further below.

        Consolidated EBT is the first and principal component of the 2012 annual performance incentive program. Eighty percent of each named executive officer's 2012 performance incentive award was calculated based on EBT achieved during the fiscal year relative to the pre-determined levels of threshold, target and maximum EBT. The maximum level of the EBT target acts as a cap on the amount of bonus that the executive could earn. The threshold, target and maximum EBT targets correlate with the three levels of bonus expressed as a specified percentage of the named executive officer's base salary.

2012 Performance Target	Threshold	Target	Maximum
Consolidated EBT	$446,400,000	$496,000,000	$530,700,000
Potential Payout Amount	80%	100%	200%

        The Company uses interpolation between the threshold, target and maximum EBT targets and the corresponding base salary percentage, to determine the specific amount of the payout for each named executive officer with respect to the achievement of the EBT goal between the various levels.

        The Strategic Goals comprised the second component of the 2012 annual performance incentive program. Twenty percent of each named executive officer's 2012 performance incentive award was calculated based on achievement of the Strategic Goals.

2012 Performance Targets	Threshold(1)	Target	Maximum(1)
Consolidated EBT	$446,400,000	$496,000,000	$530,700,000
Strategic Goals:
Same Store Sales Increase		3.2%
Gross Margin Improvement		17 bps
Inventory Turn Improvement		0.03x
New Store Productivity Improvement		1,105 bps

(1)
Each of the four metrics comprising the Strategic Goals is satisfied on a yes/no basis; as such, there is only one measurement for each component.

        The Strategic Goals were evaluated on a yes/no basis to determine whether the target for the goal was met. As with EBT, payment amounts for achieving Strategic Goals was associated with three levels of bonus expressed as a specified percentage of the named executive officer's base salary. The actual bonus paid was dictated by the number of Strategic Goals achieved relative to the applicable level of EBT achieved, expressed as a specified percentage of base salary.

	Potential Payout Amount Based on EBT and # of Goals Achieved
# Goals Achieved	Threshold	Target	Maximum
4 Goals Achieved	100%	150%	200%
3 Goals Achieved	75%	100%	175%
2 Goals Achieved	50%	75%	150%
1 Goal Achieved	25%	50%	100%

        As with the EBT component, the Company uses interpolation to determine the specific amount of the payout for each named executive officer with respect to the achievement of EBT between the various levels.

        The Company's fiscal 2012 EBT was $525,161,385, taking into account adjustments for non-recurring and other similar items, and the results of the Strategic Goals were as follows:

2012 Strategic Initiative Goals	Target	Actual	Goal Achieved?
Same Store Sales Increase	3.2%	4.3%	Yes
Gross Margin Improvement	17 bps	44 bps	Yes
Inventory Turn Improvement	0.03x	(0.08x)	No
New Store Productivity Improvement	1,105 bps	2,934 bps	Yes

        Based on this performance, annual incentive payment amounts were determined using an interpolation between the target EBT and the maximum EBT, and the achievement of three out of four Strategic Goals. The formula to determine the actual payment for each goal component is as follows:

Eligible Earnings	x	Target Payment Percent	x	Component Weighting	x	Component Attainment	=	Payment

        "Eligible earnings" represents non-variable compensation, or salary, actually paid to the named executive officer during the fiscal year.

        The table below shows the calculation along with the actual incentive payments made to each of our named executive officers.

Edward W. Stack, Chairman and Chief Executive Officer:

	Eligible Earnings		Target Payout Percent		Component Weighting		Component Attainment		Payout
EBT	$1,019,231	x	200%	x	80%	x	98.71%	=	$1,609,668
Strategic Goals	$1,019,231	x	200%	x	20%	x	98.38%	=	$401,098

Total Payment									$2,010,766

Actual Payout as a Percentage of Base Salary									197%

Timothy E. Kullman, Executive Vice President – Finance, Administration and Chief Financial Officer:

	Eligible Earnings		Target Payout Percent		Component Weighting		Component Attainment		Payout
EBT	$605,096	x	75%	x	80%	x	184.04%	=	$668,166
Strategic Goals	$605,096	x	75%	x	20%	x	163.03%	=	$147,972

Total Payment									$816,138

Actual Payout as a Percentage of Base Salary									135%

Joseph H. Schmidt, President and Chief Operating Officer:

	Eligible Earnings		Target Payout Percent		Component Weighting		Component Attainment		Payout
EBT	$802,885	x	100%	x	80%	x	184.04%	=	$1,182,094
Strategic Goals	$802,885	x	100%	x	20%	x	163.03%	=	$261,787

Total Payment									$1,443,881

Actual Payout as a Percentage of Base Salary									180%

John G. Duken, Executive Vice President – Global Merchandising:

	Eligible Earnings		Target Payout Percent		Component Weighting		Component Attainment		Payout
EBT	$504,808	x	75%	x	80%	x	184.04%	=	$557,425
Strategic Goals	$504,808	x	75%	x	20%	x	163.03%	=	$123,447

Total Payment									$680,872

Actual Payout as a Percentage of Base Salary									135%

Michele Willoughby, Senior Vice President – eCommerce:

	Eligible Earnings		Target Payout Percent		Component Weighting		Component Attainment		Payout
EBT	$413,221	x	50%	x	80%	x	184.04%	=	$304,195
Strategic Goals	$413,221	x	50%	x	20%	x	163.03%	=	$67,367

Total Payment									$371,562

Actual Payout as a Percentage of Base Salary									90%

        In calculating the Company's EBT for purposes of determining the Chairman and Chief Executive Officer's annual performance incentive award, the Compensation Committee included the impact of the impairment charge relating to the Company's investment in JJB Sports, Plc, a non-recurring event that the Compensation Committee, consistent with past practice, otherwise excluded in determining awards for other participants in the 2012 annual performance incentive program. As a result, the Chairman and Chief Executive Officer's overall incentive award was lower than if the impact of the charge had been excluded.

        Annual short-term incentive payments are paid for the most recently completed fiscal year (assuming performance levels have been met) as soon as administratively practical after the amounts are determined and the Compensation Committee has taken the action required under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

        Long-Term Incentive Awards — Long-term equity compensation is a key element of our executive compensation program. It is used to drive behaviors that lead to long-term growth and financial success, ensure balance between short- and long-term performance focus, align executive and stockholder interests, retain key executive talent, and create an association between individual pay and the long-term performance of the Company while building an ownership mentality among executives.

        Equity grants are generally made on an annual basis to specified categories of employees in amounts that take into account such factors as Company and individual performance, total stockholder return, share usage and stockholder dilution, as well as market competitiveness. In fiscal 2012, the value of the equity grants awarded to our named executive officers were generally between the 50th and 75th percentile of those companies included in the Hay Retail Survey and the Retail Peer Group.

        The Company's annual grant of equity awards to our named executive officers, other than our Chairman and Chief Executive Officer, was split in 2012, with approximately 40% of the total grant value consisting of restricted stock, and the remaining 60% awarded as a stock option. Our Chairman and Chief Executive Officer received approximately 70% of his total grant value in restricted stock and 30% as a stock option. Special grants may also be authorized by the Compensation Committee for, among other things, new hires and promotions, exceptional performance or retention purposes.

        The Company grants annual equity awards based on the desired value of the award, which is determined by considering the long-term performance equity market data included in the Hay Retail Survey and the practices of the Retail Peer Group. The Compensation Committee believes that a value-based approach ensures greater alignment and consistency with the external market and provides greater stability in managing equity expense.

        Stock Options — Stock options are generally granted on an annual basis to our executive officers, vest 25% per year over four years following the grant date, and have seven year maximum terms.

        Restricted Stock — Restricted stock awards are generally granted on an annual basis to our executive officers, vest 100% on the third anniversary of the grant date, and remain subject to forfeiture if the recipient fails to remain actively employed through the vesting period. Holders of unvested restricted stock are entitled to voting and dividend rights; however, dividends are accumulated and held by the Company and are subject to forfeiture until the shares of restricted stock to which the dividends relate vest.

        Performance-Based Restricted Stock — In addition to restricted stock grants that vest based on continued service, in March 2010 the Compensation Committee approved grants of performance-based restricted stock under our 2010 LTIP, and in March 2013 the Compensation Committee approved grants of performance-based restricted stock under our 2013 LTIP. The awards provided an additional long-term incentive opportunity to key executives to reinforce and reward the successful achievement of longer term strategic initiatives. Holders of unvested performance-based restricted stock are entitled to voting and dividend rights, however, dividends are accumulated and held by the Company and are subject to forfeiture until the shares of restricted stock to which the dividends relate vest.

        The 2010 LTIP awards were scheduled to vest, in whole or in part, at the end of the three-year period upon the successful achievement of pre-established performance criteria. The number of shares that would vest at the end of the performance period (January 31, 2010 to February 2, 2013) depended upon the number of Strategic Goals achieved (on a "yes/no" basis). In addition, the 2010 LTIP included an EBT gate, pursuant to which a minimum of 80% of the three-year cumulative incremental EBT gain from the achievement of these metrics must be returned to our stockholders in order for any vesting to occur. The performance period ended on February 2, 2013 and in March 2013 the Compensation Committee

determined that the threshold EBT gate was satisfied and that three of the four performance targets underlying these awards had been met.

Performance Goals	Eligible Vesting as % of Total Award	Consolidated Stretch Targets	Actual Performance	Vesting Achieved
Increase in Comp Sales	25%	12.25%	13.74%	25%
Basis Point Improvement in Gross Margin Percent	25%	200 bps	252 bps	25%
Improvement in Inventory Turn	25%	0.35x	0.19x	0%
BP Improvement in New Store Productivity	25%	1,228 bps	2,934 bps	25%
Total	100%			75%

        Based on these results, 75% of the performance-based restricted shares granted under the 2010 LTIP vested as of April 5, 2013.

        Retention Award — In November 2012, our Executive Vice President- Finance, Administration and Chief Financial Officer, Mr. Kullman, announced that he would be retiring. Our Chairman and Chief Executive Officer approved a one-time retention bonus of $750,000 to Mr. Kullman to ensure there is a sufficient period for the transition of his responsibilities to his successor. The retention bonus was paid in one lump sum in December 2012, but the Company may recoup the retention bonus on a pro rata basis in the event that Mr. Kullman does not remain with the Company until at least April 5, 2013. Mr. Kullman will remain our Executive Vice President – Finance, Administration and Chief Financial Officer until his responsibilities are transitioned to his successor.

        Retirement and Other Benefits — The Company's Smart Savings 401(k) Plan, established pursuant to Section 401(k) of the Code, covers all salaried employees (including named executive officers) and certain hourly employees. Under its terms, the Company may make a discretionary matching contribution, which typically has been paid out at 50% of the first 10% of the participant's deferral. Each of our named executive officer's contribution to his or her 401(k) account is capped at 3% of his or her base salary (net of any contributions to the Officer's Supplemental Savings Plan, the Company's non-qualified deferred contribution plan discussed below). The participant must be an active employee on December 31st of the plan year to receive any matching contribution for that year. Company contributions vest 20% per year of service and are fully vested when a participant attains five years of service. Thereafter, all Company contributions are fully vested. The Compensation Committee has delegated authority to a management subcommittee to approve the Company's annual matching contributions up to $1.00 per dollar deferred up to the first 10% of the participant's deferral, including contributions to any named executive officers. Any Company contributions above that match level require approval from the Compensation Committee. The Compensation Committee is informed of any matches approved by the management subcommittee.

        Officers' Supplemental Savings Plan — The Dick's Sporting Goods Officers' Supplemental Savings Plan, referred to as the Officers' Plan, a voluntary nonqualified deferred compensation plan, became effective in April 2007. The Officers' Plan was implemented for the purpose of attracting high quality executives by providing a more robust retirement savings opportunity and, by including a match provision, which we believe promotes in our key executives an increased interest in the successful operation of the Company. The Officers' Plan provides the officers an opportunity to participate in a deferred contribution plan above the 401(k) plan, which imposes a cap on the level of contributions that could be made by them. Certain key executives, including our named executive officers, are eligible to participate in the Officers' Plan. For information regarding the terms of the Officers' Plan, including matching amounts received by our named executive officers, see the "Nonqualified Deferred Compensation Table" and subsequent narrative description set forth on page 44 of this proxy statement.

        Perquisites and Other Personal Benefits — The Company does not view perquisites as a material component of its executive compensation program. With the exception of limited perquisites available to our Chairman and Chief Executive Officer and our President and Chief Operating Officer or special circumstances, our named executive officers do not receive personal benefits that are not otherwise widely available to employees. Our Chairman and Chief Executive Officer receives certain life insurance, country club, professional fee and tax reimbursement perquisites, while both our Chairman and Chief Executive Officer and President and Chief Operating Officer receive vehicle allowances. For a description of the perquisites and the attributed costs of these benefits, see our "Summary Compensation Table" on page 38 of this proxy statement.

        Personal Use of Company Aircraft — The Company does not permit named executive officers or directors to use the Company's aircraft for personal use unless our Chairman and Chief Executive Officer approves the personal use and the named executive officer or director reimburses the Company for the aggregate incremental cost of the flight. In limited instances where the named executive officer or director is not billed, any non-reimbursed travel will be considered income to the named executive officer or director and reported for income tax purposes and included as compensation in our "Summary Compensation Table" and "Director Compensation Table." In fiscal 2012, there was no personal use of the Company's aircraft that was not reimbursed by our named executive officers or directors. The Compensation Committee annually reviews compliance with this policy.

        Written Employment Arrangements — We do not have employment agreements with our named executive officers. In some instances, in connection with the negotiation of new hires, we have entered into offer letters with our executive officers, which have provided them written assurances of additional elements of compensation as they join the Company. An offer letter of this nature was entered into with Mr. Kullman in 2007. We have also entered into a retention agreement with Mr. Kullman in connection with his retirement. As discussed earlier under "Retention Award," the agreement ensures that there is sufficient time for the transition of Mr. Kullman's responsibilities to his successor.

        Severance and Change in Control Agreements — We do not have severance or change in control agreements with our named executive officers. We have a general severance policy that is applicable to a broad base of employees pursuant to which we pay severance equal to the greater of four (4) weeks of pay or one (1) week of pay for every year of employment with us. The Company may also, in its discretion, offer other arrangements to named executive officers or employees whose employment with the Company terminates.

Stock Ownership Guidelines

        The Compensation Committee adopted stock ownership guidelines in January 2013 to further align the interests of our executive officers and directors with the interests of our stockholders and to encourage long-term stock ownership by our executive officers and directors. The guidelines apply for so long as the executive officer or director occupies such positions.

        The stock ownership guidelines for named executive officers and directors are as follows:

Role	Value of Common Stock to be Owned
Chairman and Chief Executive Officer	6 times base salary
President and Chief Operating Officer	3 times base salary
Executive Vice Presidents	3 times base salary
Other Executive Officers	1 times base salary
Board of Directors	$200,000 value

        All shares of common stock, including time-based and performance-based restricted stock, and stock underlying unvested and vested stock options, beneficially owned by the executive officer or director is counted towards the ownership requirement. Executive officers and directors have a three-year period to reach the ownership requirements from the date on which the requirements first become applicable to them, and compliance is reviewed every year based on the record date for the Company's annual meeting of stockholders. If an executive officer or director has not met the ownership requirement, he or she will be required to hold net shares obtained through stock option exercises or released in connection with the vesting of restricted stock until the ownership requirement is met. As of the record date for the 2013 annual meeting, all named executive officers and directors were in compliance with the stock ownership requirements.

Tax and Accounting Implications

        Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the Company's Chief Executive Officer and the three (3) other most highly compensated executive officers (other than the Company's Chief Financial Officer) as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee believes that it is generally in the Company's best interest to attempt to structure performance-based compensation, including stock option grants, short-term incentive awards and long-term incentive awards, to executive officers who may be subject to Section 162(m) in a manner that satisfies the statute's requirements. The Company has intended that all performance-based compensation paid in fiscal 2012 to our named executive officers, other than our Chief Financial Officer, will qualify for deduction under Section 162(m). The Compensation Committee retains flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation.

Summary Compensation Table — 2012, 2011 and 2010

        The following table discloses the compensation for Edward W. Stack, the principal executive officer of the Company, Timothy E. Kullman, the principal financial officer of the Company, and the three (3) other most highly compensated executive officers of the Company or its subsidiaries who were serving as executive officers at February 2, 2013 and whose total annual compensation (excluding items described in column (h) below) exceeded $100,000.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards ($)(1) (e)		Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($)(2) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3) (h)		All Other Compensation ($) (i)		Total ($) (j)
Edward W. Stack,	2012	$1,019,231	—		$5,250,015		$2,249,965	$2,010,766	$200,000		$104,909	(5)	$10,834,886
Chairman and Chief	2011	$961,538	—		$3,800,000		$2,698,110	$3,351,187	$200,000		$103,187		$11,114,022
Executive Officer(4)	2010	$780,769	—		$1,437,090	(6)	$1,776,009	$3,123,077	$306,840	(7)	$107,423		$7,531,208
Timothy E. Kullman,	2012	$605,096	$750,000	(8)	$359,980		$540,101	$816,138	$7,362		$3,750	(9)	$3,082,427
Executive Vice President –	2011	$563,327	—		$300,000		$449,860	$736,247	$8,135		$3,675		$2,061,244
Finance, Administration and	2010	$542,308	—		$757,707	(6)	$459,183	$813,462	$81,868	(7)	$4,410		$2,658,938
Chief Financial Officer
Joseph H. Schmidt,	2012	$802,885	—		$720,009		$1,080,201	$1,443,881	$10,920		$12,050	(10)	$4,069,946
President and Chief	2011	$728,269	—		$720,000		$1,079,672	$1,269,094	$10,139		$11,396		$3,818,570
Operating Officer	2010	$695,192	—		$1,085,685	(6)	$918,366	$1,042,789	$104,254	(7)	$11,310		$3,857,596
John G. Duken,	2012	$504,808	—		$299,980		$454,024	$680,872	$29,923		$3,750	(9)	$1,973,357
Executive Vice President –
Global Merchandising
Michele Willoughby,	2012	$413,221	—		$182,979		$274,435	$371,562	$24,356		$3,750	(9)	$1,270,303
Senior Vice President – eCommerce

(1)
The values set forth in this column represent the aggregate grant date fair value of restricted stock or stock option awards computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures). A discussion of the relevant assumptions made in the valuation for 2012 may be found in Note 10 ("Stock-Based Compensation and Employee Stock Plans") of the footnotes to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2013.

(2)
Includes annual performance incentive payments earned in each of fiscal 2012, 2011 and 2010, regardless of when paid. Under the Company's 2002 Amended and Restated Stock and Incentive Plan (the "2002 Plan"), the relevant performance measures for the annual performance incentive awards are satisfied in fiscal 2012, 2011 and 2010, as applicable, and thus are reportable in fiscal 2010, 2011 and 2012, as applicable, even though payments, if any, were made in fiscal 2013, 2012 and 2011, respectively.

(3)
Represents mandatory Company contributions to the Officer's Plan. See the "Nonqualified Deferred Compensation Table" and accompanying narrative on page 44 for more information.

(4)
Mr. Stack does not receive any compensation from the Company in connection with his service as Chairman of the Board.

(5)
Personal benefits for fiscal 2012 consisted of an annual vehicle allowance, professional fees and country club dues, matching contributions to the Company's defined contribution plan and tax payments incurred as a result of some of these personal benefits. The amount shown also includes a tax payment of $38,063 incurred as a result of insurance, professional fees and country club dues and $33,541 of insurance premiums paid in fiscal 2012 on two life insurance policies for the benefit of

  Mr. Stack, for which the beneficiaries, upon the executive's death, are the executive's former spouse and a personal beneficiary chosen by Mr. Stack.

(6)
The values included in the Stock Awards also include shares of performance-based restricted stock granted under our 2010 LTIP. The values included for these awards are based on the maximum number of shares that would vest if all of the underlying performance metrics were achieved. The performance period for these awards ended February 2, 2013 and the Compensation Committee determined that 75% of the performance restricted stock shares granted to each of the named executive officers vested as of April 5, 2013. As a result, 25% of the performance restricted shares were forfeited as of April 5, 2013. For a discussion of the terms of these awards and the restricted stock and stock option awards granted to our named executive officers and the settlement of the performance restricted stock awards granted to our named executive officers under our 2010 LTIP, see the "Long-Term Incentive Awards" section of the Compensation Discussion and Analysis section of this proxy statement.

(7)
Includes both mandatory contributions and discretionary contributions approved by the Compensation Committee under the Officers' Plan. As a result of the Company's outstanding financial performance in fiscal 2010, the Chairman and Chief Executive Officer recommended, and the Compensation Committee approved, a discretionary contribution in addition to the Company's mandatory 20% match. For further information about the mandatory contribution, see the "Nonqualified Deferred Compensation Table" and accompanying narrative on page 44. For additional information regarding the fiscal 2010 discretionary contribution, see the "Compensation Discussion and Analysis" section in the Company's proxy statement for its 2011 Annual Meeting of Stockholders filed with the SEC on April 20, 2011.

(8)
Amount reflects a retention bonus paid to Mr. Kullman in connection with his retirement in April 2013 or until his responsibilities have been transitioned to his successor. See "Retention Award" on page 35 for more information.

(9)
Amount reflects matching contributions under the Company's defined contribution plan.

(10)
Amount reflects an annual vehicle allowance and matching contributions under the Company's defined contribution plan.

 Grants of Plan-Based Awards Table — 2012

        The following table sets forth each award granted to a named executive officer in fiscal 2012 under plans established by the Company.

								All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)(2) (k)	Grant Date Fair Value of Stock and Option Awards(3) ($)(l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Edward W. Stack	4/03/2012							108,025			$5,250,015
	4/03/2012								112,164	$48.60	$2,249,965
	—	$1,630,769	$2,038,462	$4,076,923
Timothy E. Kullman	4/03/2012							7,407			$359,980
	4/03/2012								27,936	$48.60	$540,101
	—	$363,058	$453,822	$907,644
Joseph H. Schmidt	4/03/2012							14,815			$720,009
	4/03/2012								55,872	$48.60	$1,080,201
	—	$642,308	$802,885	$1,605,769
John G. Duken	2/21/2012							3,990			$177,994
	2/21/2012								15,119	$44.61	$267,030
	4/03/2012							2,510			$121,986
	4/03/2012								9,672	$48.60	$186,994
	—	$302,885	$378,606	$757,212
Michele Willoughby	4/03/2012							3,765			$182,979
	4/03/2012								14,508	$48.60	$274,435
	—	$165,288	$206,611	$413,221

(1)
Payments were made pursuant to the 2002 Plan, as set forth in column (g) of our "Summary Compensation Table." Amounts were earned in fiscal 2012, but were paid in fiscal 2013.

(2)
The exercise price of the stock options awarded was determined in accordance with the 2002 Plan, which provides that the exercise price for each share covered by an option will be the closing sale price for our common stock on the NYSE for the last market trading day prior to the time of determination.

(3)
The full grant date fair value calculations are computed in accordance with ASC Topic 718 with respect to the options and shares of restricted stock awarded to the named executive officers in fiscal 2012 under the 2002 Plan (disregarding any estimates of forfeitures related to service-based vesting conditions). A discussion of the relevant assumptions made in the valuation for 2012 may be found in the "Stock-Based Compensation and Employee Stock Plans" section of Note 10 of the footnotes to the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2013.

Outstanding Equity Awards at Fiscal Year End Table — 2012

        The following table sets forth all unexercised options and unvested restricted stock that have been awarded to our named executive officers by the Company and were outstanding as of February 2, 2013.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexerciseable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Edward W. Stack	144,000	—		—	$12.63	01/21/2014	—		—	—		—
	250,000	—		—	$17.98	03/02/2015	—		—	—		—
	300,000	—		—	$18.95	03/01/2016	—		—	—		—
	300,000	—		—	$28.23	03/21/2017	—		—	—		—
	90,000	—		—	$27.87	03/27/2015	—		—	—		—
	101,250	33,750	(1)	—	$13.82	03/18/2016	—		—	—		—
	—	345,000	(2)	—	$13.82	03/18/2016	—		—	—		—
	67,500	67,500	(3)	—	$26.03	03/16/2017	—		—	—		—
	34,142	102,429	(4)	—	$40.00	03/15/2018	—		—	—		—
	—	112,164	(5)	—	$48.60	04/03/2019	—		—	—		—
	—	—		—	—	—	36,000	(6)	$1,724,400	—		—
	—	—		—	—	—	95,000	(7)	$4,550,500	—		—
	—	—		—	—	—	108,025	(8)	$5,174,398	—		—
	—	—		—	—	—	—		—	19,209	(9)	$920,111
Timothy E. Kullman	100,000	—		—	$29.32	04/09/2017	—		—	—		—
	50,000	—		—	$29.32	04/09/2017	—		—	—		—
	—	9,375	(1)(10)	—	$13.82	03/18/2016	—		—	—		—
	—	50,000	(2)	—	$13.82	03/18/2016	—		—	—		—
	—	18,750	(3)(11)	—	$26.03	03/16/2017	—		—	—		—
	6,081	18,243	(4)	—	$40.00	03/15/2018	—		—	—		—
	—	27,936	(5)	—	$48.60	04/03/2019	—		—	—		—
	—	—		—	—	—	9,900	(6)	$474,210	—		—
	—	—		—	—	—	7,500	(7)	$359,250	—		—
	—	—		—	—	—	7,407	(8)	$354,795	—		—
	—	—		—	—	—	—		—	19,209	(9)	$920,111
Joseph H. Schmidt	37,500	—		—	$31.42	12/06/2017	—		—	—		—
	37,500	—		—	$27.87	03/27/2015	—		—	—		—
	42,186	14,064	(1)	—	$13.82	03/18/2016	—		—	—		—
	—	107,500	(2)	—	$13.82	03/18/2016	—		—	—		—
	37,500	37,500	(3)	—	$26.03	03/16/2017	—		—	—		—
	14,594	43,784	(4)	—	$40.00	03/15/2018	—		—	—		—
	—	55,872	(5)	—	$48.60	04/03/2019	—		—	—		—
	—	—		—	—	—	22,500	(6)	$1,077,750	—		—
	—	—		—	—	—	18,000	(7)	$862,200	—		—
	—	—		—	—	—	14,815	(8)	$709,638	—		—
	—	—		—	—	—	—		—	19,209	(9)	$920,111

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexerciseable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
John G. Duken	45,000	—		—	$12.63	01/21/2014	—		—	—		—
	40,000	—		—	$12.63	01/21/2014	—		—	—		—
	20,000	—		—	$17.98	03/02/2015	—		—	—		—
	6,000	—		—	$27.87	03/27/2015	—		—	—		—
	20,000	—		—	$18.95	03/01/2016	—		—	—		—
	20,000	—		—	$28.23	03/21/2017	—		—	—		—
	15,000	—		—	$27.87	03/27/2018	—		—	—		—
	16,875	5,625	(1)	—	$13.82	03/18/2016	—		—	—		—
	—	30,500	(2)	—	$13.82	03/18/2016	—		—	—		—
	11,250	11,250	(3)	—	$26.03	03/16/2017	—		—	—		—
	2,632	7,897	(4)	—	$40.00	03/15/2018	—		—	—		—
	—	15,119	(12)	—	$44.61	02/21/2019	—		—	—		—
	—	9,672	(5)	—	$48.60	04/03/2019	—		—	—		—
	—	—		—	—	—	6,000	(6)	$287,400	—		—
	—	—		—	—	—	3,050	(7)	$146,095	—		—
	—	—		—	—	—	3,990	(13)	$191,121	—		—
	—	—		—	—	—	2,510	(8)	$120,229	—		—
	—	—		—	—	—	—		—	19,209	(9)	$920,111
Michele Willoughby	6,000	—		—	$27.87	03/27/2015	—		—	—		—
	—	2,250	(10)(14)	—	$12.44	02/26/2016	—		—	—		—
	—	2,250	(1)(10)	—	$13.82	03/18/2016	—		—	—		—
	—	28,000	(2)	—	$13.82	03/18/2016	—		—	—		—
	—	11,250	(3)(11)	—	$26.03	03/16/2017	—		—	—		—
	3,948	11,846	(4)	—	$40.00	03/15/2018	—		—	—		—
	—	14,508	(5)	—	$48.60	04/03/2019	—		—	—		—
	—	—		—	—	—	6,000	(6)	$287,400	—		—
	—	—		—	—	—	4,575	(7)	$219,143	—		—
	—	—		—	—	—	3,765	(8)	$180,344	—		—
	—	—		—	—	—	—		—	19,209	(9)	$920,111

(1)
Stock Option vested at the rate of 25% per year, with vesting dates of March 18, 2010, March 18, 2011, March 18, 2012 and March 18, 2013.

(2)
Stock Option vested 100% on March 18, 2013.

(3)
Stock Option vests at the rate of 25% per year, with vesting dates of March 16, 2011, March 16, 2012, March 16, 2013 and March 16, 2014.

(4)
Stock Option vests at the rate of 25% per year, with vesting dates of March 15, 2012, March 15, 2013, March 15, 2014 and March 15, 2015.

(5)
Stock Option vests at the rate of 25% per year, with vesting dates of April 3, 2013, April 3, 2014, April 3, 2015 and April 3, 2016.

(6)
Restricted stock award vested 100% on March 16, 2013.

(7)
Restricted stock award vests 100% on March 15, 2014.

(8)
Restricted stock award vests 100% on April 3, 2015.

(9)
Represents the number of shares of unvested performance-based restricted stock granted under our 2010 LTIP as of February 2, 2013. On April 5, 2013, 75% of these shares of performance-based restricted stock vested, and 25% of these shares were forfeited. See "Compensation Discussion and

  Analysis — Long Term Incentive Awards" on pages 34-35 of this proxy statement for additional information relating to the performance criteria.

(10)
75% of the Stock Option vested and was exercised.

(11)
50% of the Stock Option vested and was exercised.

(12)
Stock Option vests at the rate of 25% per year, with vesting dates of February 21, 2013, February 21, 2014, February 21, 2015 and February 21, 2016.

(13)
Restricted stock award vests 100% on February 21, 2015.

(14)
Stock Option vested at the rate of 25% per year, with vesting dates of February 26, 2010, February 26, 2011, February 26, 2012 and February 26, 2013.

Option Exercises and Stock Vested Table — 2012

        The following table sets forth, with respect to our named executive officers, all options that were exercised and restricted stock that vested during fiscal 2012.

	Option Awards			Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)		Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Edward W. Stack	3,696,000	$137,025,054	(1)	35,550	$1,692,536
Timothy E. Kullman	71,250	$1,692,627	(2)	9,900	$471,339
Joseph H. Schmidt	140,000	$3,641,674	(3)	14,850	$707,009
John G. Duken	20,000	$885,644	(4)	6,000	$285,660
Michele Willoughby	44,750	$1,142,854	(5)	4,769	$221,035

(1)
Mr. Stack exercised stock options and sold the underlying shares as follows: stock options for 7,200 shares exercised at an exercise price of $11.44 and sold at an average market price of $46.25 per share on May 18, 2012; stock options for 492,800 shares exercised at an exercise price of $11.44 and sold at an average market price of $46.4445 per share on May 21, 2012; stock options for 642,700 shares exercised at an exercise price of $11.44 and sold at an average market price of $46.5538 per share on May 22, 2012; stock options for 71,356 shares exercised at an exercise price of $11.44 and sold at an average market price of $47.5149 per share on May 24, 2012; stock options for 256,092 shares exercised at an exercise price of $11.44 and sold at an average market price of $47.0785 per share on May 25, 2012; stock options for 380,000 shares exercised at an exercise price of $11.44 and sold at an average market price of $47.3284 per share on May 29, 2012; stock options for 15,518 shares exercised at an exercise price of $11.44 and sold at an average market price of $49.00 per share on June 21, 2012; stock options for 500,000 shares exercised at an exercise price of $11.44 and sold at an average market price of $48.2065 per share on June 29, 2012; stock options for 16,500 shares exercised at an exercise price of $11.44 and sold at an average market price of $49.2718 per share on July 10, 2012; stock options for 25,600 shares exercised at an exercise price of $11.44 and sold at an average market price of $49.019 per share on July 11, 2012; stock options for 400,000 shares exercised at an exercise price of $11.44 and sold at an average market price of $50.8691 per share on August 16, 2012; stock options for 500,000 shares exercised at an exercise price of $11.44 and sold at an average market price of $50.8284 per share on August 17, 2012; stock options for 130,398 shares exercised at an exercise price of $11.44 and sold at an average market price of $51.7232 per share on September 7, 2012; and stock options for 257,836 shares exercised at an exercise price of $11.44 and sold at an average market price of $51.5703 per share on September 10, 2012.

(2)
Mr. Kullman exercised stock options and sold the underlying shares as follows: stock options for 20,548 shares exercised at an exercise price of $27.87 and sold at an average market price of $49.1466 per share on June 21, 2012; stock options for 31,952 shares exercised at an exercise price of $27.87 and sold at an average market price of $49.6929 per share on July 3, 2012; stock options for 9,375 shares exercised at an exercise price of $13.82 and sold at an average market price of $49.6929 per share on July 3, 2012; and stock options for 9,375 shares exercised at an exercise price of $26.03 and sold at an average market price of $49.6929 per share on July 3, 2012.

(3)
Mr. Schmidt exercised stock options and sold the underlying shares as follows: stock options for 70,000 shares exercised at an exercise price of $18.95 and sold at an average market price of $47.5172 per share on June 20, 2012; stock options for 20,000 shares exercised at an exercise price of $28.23 and sold at an average market price of $51.5285 per share on September 6, 2012; and stock options for 50,000 shares exercised at an exercise price of $28.23 and sold at an average market price of $51.75 per share on September 7, 2012.

(4)
Mr. Duken exercised stock options and sold the underlying shares as follows: stock options for 20,000 shares exercised at an exercise price of $5.24 and sold at an average market price of $49.5222 per share on March 26, 2012.

(5)
Ms. Willoughby exercised stock options and sold the underlying shares as follows: stock options for 6,750 shares exercised at an exercise price of $12.44 and sold at an average market price of $47.2746 per share on March 20, 2012; stock options for 6,750 shares exercised at an exercise price of $13.82 and sold at an average market price of $47.2746 per share on March 20, 2012; stock options for 11,250 shares exercised at an exercise price of $26.03 and sold at an average market price of $47.2746 per share on March 20, 2012; and stock options for 20,000 shares exercised at an exercise price of $28.23 and sold at an average market price of $50.3750 per share on August 16, 2012.

Pension Benefits

        The Company did not have in fiscal 2012, and currently does not have, any plans that provide for payments or other benefits at, following, or in connection with the retirement of our named executive officers, other than tax qualified and/or nonqualified defined contribution plans.

Nonqualified Deferred Compensation Table — 2012

        The following table sets forth amounts contributed during fiscal 2012 by our named executive officers under the Company's defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)(1)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($) (f)
Edward W. Stack	$1,209,202	$200,000	$223,162	$23,928	$6,064,454
Timothy E. Kullman	$36,812	$7,362	$8,456	$—	$389,109
Joseph H. Schmidt	$59,873	$10,920	$44,347	$8,090	$649,431
John G. Duken	$152,018	$29,923	$54,904	$5,017	$629,817
Michele Willoughby	$122,070	$24,356	$81,100	$5,150	$803,151

(1)
Amounts set forth in this column reflect amounts deferred and contributed by the named executive officer under the Officers' Plan, which became effective April 1, 2007.

        Officers' Plan — As described on page 35 of this proxy statement, our named executive officers participate in the Officers' Plan, pursuant to which they have the opportunity to defer up to 25% of their base salary and up to 100% of their annual performance incentive payment, to be allocated among a range of investment choices. Deferral amounts are 100% vested, and matching contributions, including future contributions, become 100% vested after five (5) years of plan participation, or upon the named executive officer's death, disability or upon a change in control of the Company. Named executive officers may elect to receive distributions from the Officers' Plan as a lump sum, in annual installments (with any installment term between two (2) and 20 years), or a combination of the two options. Vested matching contributions may be distributed only after a named executive officer reaches age 55. Vested matching contributions may be distributed upon the named executive officer's death or disability (as defined in applicable Treasury regulations) or in the event of certain hardships or changes of control (each as defined under Section 409A of the Code).

        Under the Officers' Plan, the Company is required to match amounts deposited into plan accounts at a rate of 20% of the participant's annual deferral, up to a $200,000 maximum match per year. Matching amounts are contributed as one lump sum following the end of the year, and the named executive officer must be an eligible participant as of December 31st to receive the matching contribution for that year. The Company also has the ability to make a discretionary matching contribution as determined from time to time by the Board. The Company may determine a vesting schedule for discretionary contributions that is different from the vesting schedule for mandatory matching contributions. The Company established a rabbi grantor trust, with a third-party trust company as trustee, for the purpose of providing the Company with a vehicle to fund participant contributions and Company matching amounts under the Officers' Plan.

        The Officers' Plan is intended to constitute a non-qualified, unfunded plan for federal tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and is also intended to comply with Section 409A of the Code, and it contains restrictions to help ensure compliance. Our obligations to pay deferred compensation under the Officers' Plan are unsecured general obligations of the Company. We may amend or terminate the Officers' Plan at any time in whole or in part, provided that no amendment or termination may reduce the amount credited to accounts at the time of such amendment or termination.

Potential Payments upon Termination or Change in Control

        Certain of our Company's plans and programs provide for payments in connection with a termination of employment or a change in control of the Company. The Company does not have any employment agreements with our named executive officers, and there are no pension plans or other deferred compensation plans in which our named executive officers participate other than the Officers' Plan. The Company also does not have severance or change in control agreements with our named executive officers. However, as part of non-competition agreements executed by a broad base of employees, we have a general severance policy that is applicable to a broad base of employees, including certain of our named executive officers, pursuant to which we pay severance equal to the greater of four (4) weeks of pay or one (1) week of pay for every year of employment with us.

        The information below describes and quantifies certain compensation that would become payable under our existing plans and arrangements if a named executive officer's employment had terminated on February 1, 2013 (the last trading day prior to the end of our fiscal year, February 2, 2013, which was a Saturday), given the named executive officer's compensation and service levels as of such date and, if applicable, based on our closing stock price on February 1, 2013. These benefits are in addition to benefits available generally to salaried employees, such as distributions under our 401(k) savings plan and accrued vacation pay. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, such as the timing during the year of any such event and the Company's stock price, any actual amounts paid or distributed may be different.

        Non-Competition Agreements — Most of our named executive officers have executed non-competition agreements with the Company providing them with limited payments upon termination under certain circumstances. Under these agreements, named executive officers are not provided with payments if they voluntarily terminate employment, retire, are terminated as a result of death or permanent disability or are terminated for any of the following reasons: (i) fraud or felonious conduct; (ii) embezzlement or misappropriation of Company funds or property; (iii) material breach of the non-competition, non-solicitation or confidentiality covenants set forth in their agreement with the Company or any material violation of the provisions of the Company's employee handbook; (iv) gross negligence; or (v) their consistent inability or refusal to perform, or willful misconduct in or disregard of the performance of their duties and obligations, under certain circumstances. Under these agreements, upon the termination of employment of a named executive officer for any reason other than those set forth above, we are obligated to pay to that named executive officer an amount equal to the greater of four weeks of pay or one week of pay for every year of employment with us, in each case at the named executive officer's base salary in effect immediately prior to termination. The payment is payable bi-weekly in accordance with the Company's regular payroll practices. The Company in its discretion may offer other arrangements to employees who end employment with the Company. Named executive officers who have executed the agreements discussed above have also agreed in those agreements to comply with certain non-competition, non-solicitation and confidentiality covenants.

        Equity Awards — Equity awards held by our named executive officers outstanding as of February 1, 2013 were issued pursuant to our 2002 Plan. Under the terms and conditions of the 2002 Plan, in the event that a named executive officer's continuous status as an employee is terminated, the non-vested portion of any stock option or restricted stock award will be deemed cancelled on the termination date and the vested portion, if any, of any stock option as of the date of such termination will, unless otherwise set forth in the award, remain exercisable for the lesser of a period of 90 days following termination or until the expiration date of the stock option. Except as otherwise set forth in the award itself, in the event that the named executive officer voluntarily terminates employment due to a total and permanent disability (as defined in Section 22(e)(3) of the Code) or due to the employee's death, the non-vested portion of any restricted stock award shall immediately vest, the non-vested portion of any stock option will be deemed cancelled on the termination date and the vested portion, if any, of the stock option as of the date of such termination will remain exercisable for the lesser of a period of 12 months following termination or until the expiration date of the stock option. In each case, the 2002 Plan grants the administrator the ability to set other periods of timed during which an award can be exercised, as set forth in the document evidencing such option or award.

        "Continuous status as an employee" is defined in the 2002 Plan as the absence of any interruption or termination of the employment relationship, except in the case of (i) sick leave, (ii) military leave, (iii) any other leave of absence approved by the Board, provided such period does not exceed 90 days, unless reemployment is guaranteed by contract, statute or Company policy, or (iv) transfers between locations of the Company or between the Company and its subsidiaries.

        In the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company's assets, the Board may authorize all outstanding stock options or awards to be assumed or an equivalent stock option or right to be substituted by the successor corporation or parent or subsidiary of such successor corporation. In the event that the successor corporation does not agree to assume the stock options or rights, or to substitute an equivalent stock option or stock appreciation right, the Board shall provide for employees to have the right to exercise all stock options previously granted to such employee, including those not otherwise exercisable at the time.

        Officers' Supplemental Savings Plan — Under the terms of the Officers' Plan, in the event of a participant's retirement or early retirement (defined below), death, disability (as defined in applicable Treasury regulations) or in the event of certain hardships or changes-in-control (each as defined under Section 409A of the Code), the participant is entitled to receive an amount equal to the participant's contributions and vested and unvested matching and discretionary contributions by the Company. This amount is payable in a single lump sum unless the participant has elected to receive the distribution in installments.

        Upon termination of employment other than by reason of retirement, early retirement, death or termination for cause (defined below), the participant is entitled to receive a termination benefit equal to the participant's contributions and the vested portion of the Company's matching and discretionary contributions. If a participant is terminated for cause (defined below), the participant forfeits to the Company all rights to both vested and unvested contributions of the Company, and is entitled to receive a benefit equal to the participant's contributions, payable in a single lump sum. For our named executive officers, all payments would be deferred for a six month period under Section 409A of the Code.

        The Company's matching contributions under the Officers' Plan vest only after a participant has completed at least five years of participation in the plan. The Company will separately determine the vesting of the Company's discretionary contributions, if any. After five years of participation, all past and future Company contributions are fully vested. As of February 1, 2013, all of our named executive officers other than Mr. Kullman, were fully vested in the Company's contributions.

        "Retirement" is defined in the Officers' Plan as termination of employment, other than a termination for cause, on or after the date on which the participant has both attained age 55 and completed at least five (5) years of participation in the Officers' Plan, and "early retirement" is termination of employment, other than for cause, on or after the date on which the participant has completed at least five (5) years of participation. "Termination for cause" is defined in the Officers' Plan as termination of employment by reason of: (i) a substantial intentional failure to perform duties as an employee or to comply with any material provision of his or her employment agreement with the Company, where such failure is not cured within 30 days after receiving written notice from the Company specifying in reasonable detail the nature of the failure; (ii) a breach of fiduciary duty to the Company by reason of receipt of personal profits; (iii) conviction of a felony; or (iv) any other willful and gross misconduct committed by the participant. A "change in control" is defined in the Officers' Plan as any of: (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation; (iii) approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company; (iv) approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own 50% or more of the voting shares of the continuing or surviving corporation immediately after such merger or consolidation; or (v) a change of 50% (rounded to the next whole person) in the membership of the Company's Board within a twelve month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of two-thirds (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the twelve month period. Notwithstanding the foregoing, no event shall constitute a "change in control" for purposes of acceleration of distributions on termination of the Officers' Plan if it is not a "change in the ownership or effective control of the corporation," or "in the ownership of a substantial portion of the assets of the corporation," "corporate dissolution," or "with approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A)" within the meaning of Section 409A of the Code.

        Insurance Benefits — The Company currently pays the premiums for two life insurance policies covering our Chairman and Chief Executive Officer. The beneficiary under the policies is the executive's former spouse, and a personal beneficiary chosen by Mr. Stack (and prior to his death he may receive the cash surrender value of the policy). For detail regarding the premiums paid by the Company for fiscal 2012, see footnote 5 of the "Summary Compensation Table" on page 38 of this proxy statement.

        The following table shows the estimated benefits payable to each named executive officer in the event of his or her termination of employment under various scenarios or upon a change in control of our Company, assuming such event took place on February 1, 2013.

	Voluntary Resignation or Termination without Cause		Involuntary Not For Cause Termination		Death		Disability		Retirement(1)		Change in Control
Edward W. Stack(2)
Officers' Plan(4)	$6,064,454	(4a)	$6,064,454	(4a)	$6,064,454	(4b)	$6,064,454	(4b)	$6,064,454	(4c)	$6,064,454	(4d)
Stock Options(5)(6)	$34,144,127		$34,144,127		$34,144,127		$34,144,127		$34,144,127		$34,144,127
Restricted Stock(7)	—		—		$12,369,409		$12,369,409		—		—
Insurance Benefits(8)	—		—		$6,413,407		—		—		—
Timothy E. Kullman
Non-Competition Agreement(3)	—		$57,692		—		—		—		—
Officers' Plan	$127,980	(4a)	$127,980	(4a)	$389,109	(4b)	$389,109	(4b)	$389,109	(4c)	$389,109	(4d)
Stock Options(5)	$2,835,040		$2,835,040		$2,835,040		$2,835,040		$2,835,040		$2,835,040
Restricted Stock(7)	—		—		$2,108,366		$2,108,366		—		—
Joseph H. Schmidt(2)
Officers' Plan(4)	$649,431	(4a)	$649,431	(4a)	$649,431	(4b)	$649,431	(4b)	$649,431	(4c)	$649,431	(4d)
Stock Options(5)	$3,742,241		$3,742,241		$3,742,241		$3,742,241		$3,742,241		$3,742,241
Restricted Stock(7)	—		—		$3,569,700		$3,569,700		—		—
John G. Duken
Non-Competition Agreement(3)	—		$125,000		—		—		—		—
Officers' Plan(4)	$629,817	(4a)	$629,817	(4a)	$629,817	(4b)	$629,817	(4b)	$629,817	(4c)	$629,817	(4d)
Stock Options(5)	$5,831,310		$5,831,310		$5,831,310		$5,831,310		$5,831,310		$5,831,310
Restricted Stock(7)	—		—		$1,664,956		$1,664,956		—		—
Michele Willoughby
Non-Competition Agreement(3)	—		$63,462		—		—		—		—
Officers' Plan(4)	$803,151	(4a)	$803,151	(4a)	$803,151	(4b)	$803,151	(4b)	$803,151	(4c)	$803,151	(4d)
Stock Options(5)	$151,369		$151,369		$151,369		$151,369		$151,369		$151,369
Restricted Stock(7)	—		—		$1,606,997		$1,606,997		—		—

(1)
Retirement is defined as termination (other than for cause) after reaching age 55 and completing at least five (5) years of participation; early retirement has the same definition other than the requirement to be 55.

(2)
There is no agreement in place to provide any payments upon termination.

(3)
Payment amounts equal the greater of four weeks of pay or one week of pay for every year of employment at the named executive officer's base salary in effect immediately prior to termination.

(4)
Represents the participant's contributions and the vested portion of the Company's contributions. As of February 1, 2013, all Company contributions are vested for each of our named executive officers other than Mr. Kullman.

(4a)
Participant contributions are paid at the next scheduled settlement date after the termination, and vested Company contributions are paid on the settlement date following the date the participants reaches the age of 55.

(4b)
Participant contributions and vested Company contributions are paid in single lump sum, unless participant elected scheduled distributions had commenced at the time of the event. If scheduled distributions had commenced at the time of the event, contributions will be paid in accordance with the distribution schedule.

  (4c)
  Participant contributions and vested Company contributions are paid in single lump sum, unless the Participant elects scheduled distributions.

  (4d)
  Participant contributions and vested Company contributions are paid in single lump sum on the last day of the 15th month after the month in which the event took place unless the participant elected otherwise.

  For additional information regarding the Officers' Plan, see the "Nonqualified Deferred Compensation Table" and accompanying narrative set forth on page 44 of this proxy statement.

(5)
Represents the value of exercisable stock options as of the last day of the Company's fiscal year. Upon termination of employment for any reason, unvested stock options are forfeited. Any vested portion will remain exercisable following termination for a period of 90 days other than in connection with death or disability, in which case vested stock options will remain exercisable for 12 months following termination, subject in each case to earlier termination due to expiration of the award.

In the event of a change in control, the Board may authorize all outstanding stock options or awards to be assumed or an equivalent stock option or right to be substituted by the successor corporation. In the event that the successor corporation does not agree to assume the stock options or other awards, or to substitute an equivalent stock option or right, unexercisable stock options or other awards shall be accelerated and become exerciseable.

(6)
Pursuant to the MOU, Mr. Stack's former spouse is entitled to receive the economic benefit of certain stock options exercisable for shares of our common stock (which as of February 1, 2013 totaled 497,000 shares, subject to equitable adjustment for any stock split, recapitalization or similar event), including the right to request the exercise of such stock options and the sale of the underlying stock in accordance with the Company's applicable policies, Section 16(b) limitations and the terms of the MOU. Mr. Stack maintains voting power with respect to any stock issued upon the exercise of these stock options until such stock is sold.

(7)
Represents the value of unvested restricted stock that would immediately vest upon termination of employment due to death or a total and permanent disability. Upon termination for any other reason, unvested restricted stock would be forfeited.

In the event of a change in control, the Board may authorize all outstanding awards to be assigned to the successor corporation. In the event that the successor corporation does not agree to assume the awards, or to substitute an equivalent right, restricted stock awards shall vest.

(8)
Our Chairman and Chief Executive Officer is covered by two life insurance policies paid for by the Company, the beneficiaries of which are the executive's former spouse and a personal beneficiary chosen by Mr. Stack (prior to his death the executive may receive the cash surrender value of the policy). If our Chairman and Chief Executive Officer had died on February 2, 2013, the beneficiaries under said policies would have received $2,413,407 under the first policy, and $4,000,000 under the second policy.

ITEM 3 — NON-BINDING ADVISORY VOTE TO APPROVE COMPENSATION
OF NAMED EXECUTIVE OFFICERS

        Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding and advisory basis, the compensation of our named executive officers. At our 2011 annual meeting of stockholders, our stockholders voted to conduct this vote on an annual basis. Since the vote on this compensation program is advisory in nature, it will not affect any compensation already awarded to any named executive officer, and will not be binding on or overrule any decisions made by the Compensation Committee or the Board. The vote on this resolution is not intended to address any specific element of compensation. Rather, this vote relates to the compensation of our named executive officers as a whole, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        The Compensation Committee annually reviews named executive officer compensation, as discussed in this proxy statement. As discussed under the heading "Compensation Discussion and Analysis," beginning on page 22 of this proxy statement, we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation program is designed to align executive pay with Company performance. In 2012 the Company reported the following results:

  •
  Reported consolidated net sales growth of 12%(1)

  •
  Reported comparable store sales growth of 4.3%(1)

  •
  Non-GAAP EPS of $2.53(2)

  •
  $306,972,000 delivered back to stockholders in the form of quarterly and special dividends

  (1)
  Fiscal 2012 was a 53-week fiscal year, compared to fiscal 2011, a 52-week fiscal year.
  (2)
  See Appendix A for Regulation G reconciliations of GAAP to non-GAAP measures.

        Since we value our stockholder's views, the Compensation Committee and the Board will consider the results of this advisory vote when formulating future executive compensation policy. As such, your vote will serve as an additional tool to guide the Compensation Committee and the Board in continuing to align the Company's executive compensation program with the interests of the Company and its stockholders. Your vote will also guide the Compensation Committee and the Board to ensure that our executive compensation program is consistent with our commitment to high standards of corporate governance.

        The Company recommends that you vote for the approval of the compensation of our named executive officers as described in this proxy statement. The affirmative vote of a majority of the voting power of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Item 3. We encourage you to carefully review these disclosures in making your decision. Accordingly, we ask our stockholders to vote on the following resolution at the 2013 annual meeting:

        "RESOLVED, that the Company's stockholders approve on an advisory basis the compensation of the named executive officers, as disclosed in the Company's proxy statement for the 2013 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosure."

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

 OTHER MATTERS

        As of the date of this proxy statement, we know of no business that will be presented for consideration at the 2013 annual meeting other than the items referred to above. If any other matter is properly brought before the 2013 annual meeting for action by stockholders, proxies properly provided to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

        "Householding" of Proxy Materials.    The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. We will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a security holder at a shared address to which a single copy of the documents was delivered. You can notify us by sending a written request to the attention of Investor Relations, Dick's Sporting Goods, Inc., 345 Court Street, Coraopolis, PA 15108 or calling us at (724) 273-3400 if you would like to receive separate copies of mailed materials relating to future meetings, or you are sharing an address and you wish to request delivery of a single copy of mailed materials if you are now receiving multiple copies.

        In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders via the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

        Advance Notice Procedures.    Under our bylaws, no business may be presented by any stockholder before an annual meeting unless it is properly presented before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered written notice to our Corporate Secretary, David I. Mossé (containing certain information specified in our bylaws about the stockholder and the proposed action) at least 150 days prior to the anniversary date of the preceding year's annual meeting — that is, with respect to the 2014 annual meeting, by January 6, 2014. These requirements are separate from and in addition to the SEC's requirements that a stockholder must meet in order to have a stockholder proposal included in the Company's proxy statement, as discussed below.

        Stockholder Proposals for Inclusion in the Company's Proxy Materials Relating to the 2014 Annual Meeting.    Stockholders interested in submitting a proposal for inclusion in the Company's proxy materials for the annual meeting of stockholders in 2014 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, such proposals must be received by the Company not less than 120 calendar days before the date of the Company's proxy statement to stockholders in connection with the previous year's annual meeting. Therefore, for the 2014 annual meeting, such proposals must be received by the Company no later than December 20, 2013. Proposals should be sent to the attention of the Legal Department, Dick's Sporting Goods, Inc., 345 Court Street, Coraopolis, PA 15108.

        Proxy Solicitation and Costs.    The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of soliciting proxies will be borne by the Company. We have not retained an outside firm to aid in the solicitation. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Appendix A

Non-GAAP Net Income and Earnings per Share Reconciliations:
(in thousands, except per share data)

	Fiscal 2012 53 Weeks Ended February 2, 2013
	As Reported	Impairment of Investments	Non-GAAP Total
Net sales	$5,836,119	$—	$5,836,119
Cost of goods sold, including occupancy and distribution costs	3,998,956	—	3,998,956

GROSS PROFIT	1,837,163	—	1,837,163
Selling, general and administrative expenses	1,297,413	—	1,297,413
Pre-opening expenses	16,076	—	16,076

INCOME FROM OPERATIONS	523,674	—	523,674
Impairment of available-for-sale investments	32,370	(32,370)	—
Interest expense	6,034	—	6,034
Other income	(4,555)	—	(4,555)

INCOME BEFORE INCOME TAXES	489,825	32,370	522,195
Provision for income taxes	199,116	4,734	203,850

NET INCOME	$290,709	$27,636	$318,345

EARNINGS PER COMMON SHARE:
Basic	$2.39		$2.62
Diluted	$2.31		$2.53
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	121,629		121,629
Diluted	125,995		125,995

        During the second quarter of 2012, the Company fully impaired its investment in JJB Sports and recorded a pre-tax charge of $32.4 million. The Company recorded a deferred tax asset valuation allowance of approximately $7.9 million for a portion of the $32.4 million net capital loss carryforward that it expects not to realize as a result of the impairment of its investment in JJB Sports.

A-1

REVOCABLE PROXY - DICK'S SPORTING GOODS, INC. Annual Meeting of Stockholders June 5, 2013, 1:30 p.m. (Local Time) THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby revokes all prior proxies and appoints Joseph H. Schmidt, Joe Oliver and David I. Mossé, and each of them acting in the absence of the other, to act as proxies for the undersigned, with full power of substitution, to vote all shares of common stock of Dick's Sporting Goods, Inc. (the "Company") and hereby appoints Edward W. Stack to act as proxy for the undersigned, with full power of substitution, to vote all shares of Class B common stock of the Company, in each case that the undersigned is entitled to vote at the Annual Meeting of Stockholders on Wednesday, June 5, 2013 at the Hyatt Regency, 1111 Airport Blvd., Pittsburgh, PA 15231, and any and all adjournments or postponements thereof, as set forth below. This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted: FOR the nominees for directors specified, FOR ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm and FOR approval, on an advisory basis, of the compensation of named executive officers. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 5, 2013. The Proxy Statement and our 2012 Annual Report are available at: http://www.allianceproxy.com/dcsg/2013

The Board of Directors recommends a vote FOR each of the listed nominees in proposal 1, and FOR proposals 2 and 3. FOR as in this example . Please mark votes AGAINST . . ABSTAIN . . . . Proposal 1- Election of Class B Directors, each for terms that expire in 2016 Proposal 2- Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm FOR . . WITHHOLD . . Nominees for the Board of Directors are 01 Emanuel Chirico Proposal 3- Non-binding advisory vote to approve compensation of named executive officers 02 Allen R. Weiss Note: In their discretion, the proxies are authorized to act on such other business as may properly come before the meeting or any postponement or any adjournment thereof. I plan to attend the Annual Meeting . Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing for a corporation or partnership, authorized person should sign full corporation or partnership name and indicate capacity in which they sign. Date: Signature Signature (if held jointly) CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone Holders of shares under the Dick's Sporting Goods, Inc. ESPP or Stock and Incentive Plans must vote no later than 11:59 P.M. Eastern Daylight Savings Time on June 2, 2013 MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. TELEPHONE Vote Your Proxy by Phone: Call 1 (888) 693-8683 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.